SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.               )

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Enterasys Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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50 Minuteman Road
Andover, Massachusetts 01810
May 3, 2004

Dear Stockholder:

      You are cordially invited to attend our 2004 Annual Meeting of Stockholders to be held on Wednesday, June 9, 2004 at the offices of Ropes & Gray LLP, One International Place, Boston, MA 02110.

      At this meeting, you are being asked to (i) elect two Class III directors, (ii) approve the adoption of the Company’s 2004 Equity Incentive Plan, (iii) consider and act upon a stockholder proposal to approve the adoption of the Company’s Amended and Restated Certification of Incorporation to declassify the Board of Directors, and (iv) transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES, “FOR” THE ADOPTION OF THE COMPANY’S 2004 EQUITY INCENTIVE PLAN, AND “FOR” THE ADOPTION OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS.

      You should read with care the proxy statement that describes the director nominees, the proposal to adopt the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors, and the proposal to adopt the Company’s 2004 Equity Incentive Plan, and which presents other important information. Please complete, sign and return your proxy promptly in the enclosed envelope. We are also offering our stockholders the opportunity to vote electronically via the Internet or by telephone, detailed instructions for which are enclosed.

      We hope that you will join us on June 9, 2004.

Sincerely,

WILLIAM K. O’BRIEN
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 9, 2004

       Notice is hereby given that the Annual Meeting of Stockholders of Enterasys Networks, Inc. (the “Company”) will be held at the offices of Ropes & Gray LLP, One International Place, Boston, MA 02110, on Wednesday, June 9, 2004 at 10:00 a.m., Eastern Time, for the following purposes:

1. To elect two Class III directors;

2. To approve the adoption of the Company’s 2004 Equity Incentive Plan;

3. To consider and act upon a stockholder proposal to approve the adoption of the Company’s Amended and Restated Certification of Incorporation to declassify the Board of Directors; and

4. To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

      Only stockholders of record at the close of business on April 26, 2004 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any and all adjourned sessions thereof.

By order of the Board of Directors,

GERALD M. HAINES II
Secretary

Andover, Massachusetts

May 3, 2004

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE VOTE EITHER ELECTRONICALLY, BY TELEPHONE OR BY SIGNING AND RETURNING THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

ENTERASYS NETWORKS, INC.

50 Minuteman Road
Andover, Massachusetts 01810

PROXY STATEMENT

For the 2004 Annual Meeting of Stockholders
To Be Held on Wednesday, June 9, 2004

ANNUAL MEETING

      The enclosed form of proxy is solicited on behalf of the Board of Directors of Enterasys Networks, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at the offices of Ropes & Gray LLP, One International Place, Boston, MA 02110, on Wednesday, June 9, 2004, at 10:00 a.m., Eastern Time, and at any and all adjourned sessions thereof.

      The proxies named in the form of proxy have been designated by the Board of Directors of the Company. Giving the proxy will not affect your right to revoke the proxy prior to voting or your right to vote in person should you decide to attend the Meeting. Shares represented by the enclosed form of proxy, when properly executed and presented, will be voted as directed therein.

      This Proxy Statement, the enclosed form of proxy and the Company’s Annual Report to Stockholders (the “Annual Report”), including financial statements for the fiscal year ended January 3, 2004, will be mailed together to the Company’s stockholders on or about May 10, 2004.

Matters to be Considered at the Annual Meeting

      The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders.

Proxy Solicitation

      The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation in addition to their regular salaries) may communicate directly or by mail, telephone, or other communication methods with stockholders to solicit proxies. The Company will also reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals. The Company has retained Mackenzie Partners, Inc. to assist in the solicitation of proxies. The Company will bear all reasonable solicitation fees and expenses in connection therewith, and the Company estimates that such fees and expenses will be approximately $4,000 in the aggregate.

Outstanding Shares and Voting Power

      The holders of record of shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on April 26, 2004 are entitled to receive notice of and to vote at the Meeting. As of that date the Company had outstanding 210,052,237 shares of Common Stock. All outstanding shares of the Company’s Common Stock vote together as a single class on all matters. On each matter to come before the Meeting, each share of Common Stock is entitled to one vote.

      Consistent with state law and under the Company’s By-laws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum. Abstentions and “broker non-votes” (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) are counted as present for the purpose of determining the presence of a quorum for the transaction of business. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the Meeting.

      The nominees for election as directors at the Meeting will be elected if they receive a plurality of votes properly cast. The election inspectors will count the total number of votes cast “for” each nominee for the purpose of determining which nominees have received the most votes. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on the election of the Directors.

      The approval of the adoption of the 2004 Equity Incentive Plan will take effect if approved by the affirmative vote of the holders of at least a majority of the shares of Common Stock present or represented by proxy and entitled to vote on this matter at the Meeting. The election inspectors will count the total number of votes cast “for” Proposal 2 for the purpose of determining whether sufficient affirmative votes have been cast. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Like abstentions, broker non-votes will not have any effect on the outcome of this proposal. If there are insufficient votes to approve Proposal 2, your proxy may be voted by the persons named in the proxy to adjourn the meeting in order to solicit additional proxies in favor of Proposal 2, as the case may be. If the Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous Meeting.

      The Company’s Restated Certificate of Incorporation provides that the affirmative vote of 85% of the total number of votes of then outstanding shares of Common Stock of the Company entitled to vote generally in the election of directors, excluding shares beneficially owned by a related person, is required to adopt the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors as set forth in Proposal 3. A related person is any person who owned 5% or more of the Company’s Common Stock on the record date for the Meeting or at any point in the three years prior to the record date for the Meeting, and any affiliate or associate of any such person. If approved, this proposal will take effect upon the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company would do promptly after the Meeting. The election inspectors will count the total number of votes not held by a related person that are cast “for” Proposal 3 for the purpose of determining whether sufficient affirmative votes have been cast. For purposes of this proposal, abstentions will have the same effect as votes that are against the proposal. Under the New York Stock Exchange rules, the New York Stock Exchange considers this to be a routine proposal and, therefore, a nominee holding shares in street name may vote for the proposal without voting instructions from the owner. If a proxy is properly executed and timely received by the Company’s Secretary, but no voting instructions are indicated in connection with this proposal, the proxy will be voted in favor of the proposal.

Voting Electronically Via the Internet or by Telephone

      Stockholders whose shares are registered directly with EquiServe may vote either via the Internet or by calling EquiServe. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

      If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Annual Report and Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, or if you do not wish to vote via the internet or telephone, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided. Stockholders who elected to receive the Annual Report and Proxy Statement over the Internet will receive an e-mail on or about May 10, 2004 with information on how to access the Annual Report and Proxy Statement and instructions for voting.

Voting and Revocation of Proxies

      You may revoke your proxy at any time before it is exercised by (i) returning to the Company another properly signed proxy representing such shares and bearing a later date, (ii) delivering a written revocation to the Secretary of the Company, or (iii) attending the Meeting or any adjourned session thereof and voting in person the shares covered by the proxy. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting as directed therein. If a proxy is properly executed and received by the Secretary of the Company, but no instructions are indicated, then the proxy will be voted to elect the persons named below as nominees for director, in favor of the proposal to approve the 2004 Equity Incentive Plan, in favor of the stockholder proposal to declassify the Board of Directors, and in the manner as the person named on the enclosed proxy card in his or her discretion determines upon such other business as may properly come before the Meeting or any adjournment or postponement of the Meeting.

PROPOSAL 1: DIRECTOR PROPOSAL FOR ELECTION OF CLASS III DIRECTORS

      The Company’s Restated Certificate of Incorporation and By-laws currently provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The Board of Directors has voted to fix the number of directors at five. Unless otherwise instructed, the enclosed proxy will be voted to elect the persons named below as Class III director nominees for a term of three years expiring at the 2007 Annual Meeting of Stockholders or, if later, at the time their respective successors are duly elected and qualified. However, if Proposal 3 to declassify the Company’s Board of Directors is approved, the term of office of each director elected at the Meeting will end at the 2005 annual meeting of stockholders, or, if earlier, at the time their respective successors are duly elected and qualified. The term of office of the Class I and Class II directors will continue for the remainder of their respective terms. If any nominee is unavailable as a candidate at the Meeting, votes pursuant to the proxy will be voted either for a substitute nominee designated by the Board of Directors or, in the absence of such designation, in such other manner as the directors may in their discretion determine. Alternatively, in such a situation, the Board of Directors may take action to fix the number of directors for the ensuing year at less than five, depending on the number of nominees who are then able to serve. The Board of Directors does not anticipate that any nominee will become unavailable as a candidate.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES AS CLASS III DIRECTOR.

      The nominees as Class III director and the incumbent Class I and Class II directors are as follows:

Nominees as Class III Directors

Terms Expire 2004

Michael Gallagher, 44

Director since June 2003
Member of the Incentive Compensation Committee and
Corporate Governance, Ethics and Nominating Committee

      Mr. Gallagher has served as a Director of the Company since June 2003 and is President of Flarion Technologies Inc., a maker of mobile communications network devices. Mr. Gallagher joined Flarion in March 2001, and, prior to joining Flarion, served as Senior Vice President for Worldwide Sales and Operations for Nortel Networks’ IP Services business unit (formerly Shasta Networks, which was acquired by Nortel in April 1999) from January 1999 to January 2001. Prior to joining Shasta Networks, Mr. Gallagher served as Senior Vice President, North American Sales for Bay Networks, a computer networking company, from 1990 to 1999.

William K. O’Brien, 59

Chief Executive Officer and Director since April 2002

      Mr. O’Brien has served as a Director and as Chief Executive Officer of the Company since April 2002. Prior to joining the Company, from July 2000 to March 2002, he was retired. From July 1998 through June 2000, he was Global Managing Partner of PricewaterhouseCoopers LLP, serving on the Global Leadership Team as transition leader for the merger of Price Waterhouse LLP and Coopers & Lybrand LLP and as Global Leader of Human Capital. From October 1994 through June 1998, he was Chief Operating Officer of Coopers & Lybrand LLP.

Class I Directors

Terms Expire 2005

Paul R. Duncan, 63

Director since 1989
Member of the Incentive Compensation Committee and Audit Committee

      Mr. Duncan was an Executive Vice President of Reebok International Ltd., a manufacturer of athletic footwear and apparel, from 1990 until his retirement in 2001, except for the period of May 1, 1999 through January 30, 2000 when Mr. Duncan temporarily retired. Mr. Duncan also served as Chief Operating Officer of Reebok from June 1995 to October 1995, Chief Financial Officer from May 1985 to June 1995 and has been a Director of Reebok since May 1989.

Edwin A. Huston, 65

Director since August 2001
Member of the Incentive Compensation Committee and
Audit Committee

      Mr. Huston was Vice Chairman of Ryder System, Inc., an international logistics and transportation solutions company, from May 1999 to June 2000, when he retired. Mr. Huston also served Ryder as Executive Vice President, Finance from 1979 to 1986, Senior Executive Vice President, Finance from 1986 to 1999 and Chief Financial Officer from 1979 to 1999. From 1991 to 1993, he served as Chairman of the Federal Reserve Bank in Atlanta. Mr. Huston also serves as a director of Unisys Corporation, Answerthink, Inc., and Kaman Corporation.

Class II Director

Term Expires 2006

Ronald T. Maheu, 61

Director since February 2003
Member of the Audit Committee and
Corporate Governance, Ethics and Nominating Committee

      Mr. Maheu provides strategic and financial advice to technology and other companies and is a Lecturer at Boston University’s Graduate School of Management. He was on the U.S. and Global Boards of Partners and Principals of PricewaterhouseCoopers LLP from 1998 to 2001 and during the same period served on the Nominating Committees of both boards. He also served on the Global Audit Committee and chaired the US Finance Committee of PricewaterhouseCoopers LLP. From 1994 to 1998, Mr. Maheu served as the chair of the Coopers & Lybrand LLP Finance Committee. Mr. Maheu is a member of the board of directors of Charles River Associates, Inc. and Netegrity Inc.

PROPOSAL 2:     DIRECTOR PROPOSAL TO APPROVE ADOPTION OF 2004 EQUITY

INCENTIVE PLAN

      In February 2004, the Board of Directors, subject to stockholder approval, voted to adopt the Company’s 2004 Equity Incentive Plan (the “2004 Option Plan”) and authorize the issuance under the 2004 Option Plan of up to 15 million shares of common stock, less the combined number of shares issued and shares available for issuance from time to time under the Enterasys Networks, Inc. 2002 Employee Stock Purchase Plan (the “2002 ESPP”). As of March 31, 2004, the combined number of shares issued and shares available for issuance under the 2002 ESPP was 5 million shares. As a result, only approximately 10 million shares would currently be available for issuance under the 2004 Option Plan, and up to approximately 4.2 million remaining shares available for issuance under the 2002 ESPP could be reallocated to the 2004 Option Plan. Any reduction in the number of shares authorized under the 2002 ESPP would increase the number of shares available for issuance under the 2004 Option Plan, but the total number of shares available for issuance at any time under the combined plans cannot exceed 15 million.

      Although the Company currently has an existing equity incentive plan, the 1998 Equity Incentive Plan, as of March 31, 2004, only approximately 1.5 million shares remained available for issuance thereunder. The Board of Directors believes that an equity incentive plan is necessary to continue to attract, retain and provide appropriate incentive compensation to key personnel. If the 2004 Option Plan is not approved, the Company may become unable to provide suitable equity-based incentives to present and future employees and may have difficulty attracting and retaining experienced employees. The Company anticipates the 2004 Option Plan will provide approximately two years of equity incentive awards. Whether or not stockholder approval is obtained, the 1998 Equity Incentive Plan will remain in effect, and equity incentives may continue to be awarded pursuant to the provisions of that plan until the share reserve is depleted.

      The 2004 Option Plan, which is described in more detail below, contains a number of provisions that the Board of Directors believes are consistent with the interests of stockholders and sound corporate governance practices. These include:

•	Independent Committee. The plan will be governed by the Company’s Incentive Compensation Committee, which is composed entirely of independent directors.

•	Limitation on Shares Issued for Awards. A maximum of 15 million shares of common stock, less the combined number of shares issued and shares available for issuance from time to time under the 2002 ESPP, may be issued under the 2004 Option Plan through its expiration date of February 2014. As of March 31, 2004, the combined number of shares issued and shares available for issuance under the 2002 ESPP was 5 million shares. As a result, only approximately 10 million shares would currently be available for issuance under the 2004 Option Plan, and up to approximately 4.2 million shares remaining available for issuance under the 2002 ESPP could be reallocated to the 2004 Option Plan. Any reduction in the number of shares authorized for issuance under the 2002 ESPP would increase the number of shares available for issuance under the 2004 Option Plan, but the total number of shares available for issuance at any time under the combined plans cannot exceed 15 million.

•	Limitations on Restricted Stock. No more than 1,500,000 shares may be granted as, or made subject to, awards of restricted stock or awards of restricted stock units that are scheduled to vest more rapidly than ratably over a 4-year period or based on performance criteria that do not extend for at least 2 years. No shares may be granted as, or made subject to, awards of restricted stock or awards of restricted stock units that are scheduled to vest in a period of less than one year.

•	Limitation on Awards Granted in Calendar Year. The total aggregate number of shares subject to awards granted during any one calendar year may not exceed 5% of the Company’s issued and outstanding shares of Common Stock.

•	Maximum Term of Seven Years. The maximum term of a stock option, SAR or other award requiring exercise that is granted under the plan is seven years.

•	No Discounted Awards. Stock options, SARs and other awards requiring exercise that are granted under the plan may not be granted with an exercise price of less than the fair market value of the Company’s Common Stock on the date of grant.

•	No Repricings. No award requiring exercise, once granted, may be repriced other than in accordance with the stockholder approval requirements of the New York Stock Exchange.

•	No Evergreen Provision. The plan does not include an automatic share reserve increase provision.

      The proposed approval of the adoption of the 2004 Option Plan will not take effect unless it is approved by the affirmative vote of the holders of at least a majority of the shares of Common Stock present or represented by proxy and entitled to vote on this matter at the Meeting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. This is called a “broker non-vote.” Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of this proposal.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE ADOPTION OF THE COMPANY’S 2004 EQUITY INCENTIVE PLAN.

Description of the 2004 Option Plan

      The following is a brief summary of the 2004 Option Plan, a copy of which is attached as Annex A to this Proxy Statement. The following summary is qualified in its entirety by reference to the 2004 Option Plan.

      Administration. The 2004 Option Plan is administered by a committee of the Board of Directors designated for such purpose, currently the Incentive Compensation Committee (the “Committee”), which has the right to determine any matters that may arise regarding the interpretation and application of the provisions of the 2004 Option Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. The Committee may delegate to one or more senior officers of the Company who are also directors of the Company any of its duties under the 2004 Option Plan, subject to such conditions and limitations as the Committee may prescribe. The Committee may also delegate to officers of the Company limited authority to grant stock options and SARs and to allocate other awards covering shares the issuance of which has been approved by the Committee. The Committee is composed entirely of independent directors as required by the New York Stock Exchange listing standards who are also “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and the regulations thereunder.

      Available Shares; Limitations. Subject to appropriate adjustment for stock dividends, stock splits or combinations, recapitalizations and the like, the maximum number of shares of common stock that may be delivered pursuant to the exercise of awards (“Awards”) granted under the 2004 Option Plan is 15 million shares of common stock, less the combined number of shares issued and shares available for issuance from time to time under the 2002 ESPP. As of March 31, 2004, the combined number of shares issued and shares available for issuance under the 2002 ESPP was 5 million shares. As a result, only approximately 10 million shares would currently be available for issuance under the 2004 Option Plan, and up to approximately 4.2 million shares remaining available for issuance under the 2002 ESPP could be reallocated to the 2004 Option Plan. Any reduction in the number of shares authorized for issuance under the 2002 ESPP would increase the number of shares available for issuance under the 2004 Option Plan, but the total number of shares available for issuance at any time under the combined plans cannot exceed 15 million.

      Subject to the maximum overall share limitation described above, up to 14,000,000 shares, less the combined number of shares issued and shares available for issuance from time to time under the 2002 ESPP, may be delivered upon the exercise of incentive stock options (“ISOs”) and up to 14,000,000 shares, less the combined number of shares issued and shares available for issuance from time to time under the 2002 ESPP, may be delivered upon the exercise of non-qualified stock options (“NSOs”). The fair market value of the shares of common stock underlying the awards available for grant was $2.53 per share as of March 31, 2004 based on the closing price of the Company’s common stock on the New York Stock Exchange on that day.

      No more than 1,500,000 shares of Stock may be granted as, or made subject to, Awards of restricted stock or Awards of restricted stock units that are scheduled to vest more rapidly than ratably over a 4-year period or based on performance criteria that do not extend for at least 2 years. No shares may be granted as, or made subject to, Awards of restricted stock or Awards of restricted stock units that are scheduled to vest in a period of less than one year.

      The maximum number of shares for which stock options, stock appreciation rights (“SARs”), or other stock-based awards may be granted to any participant in any calendar year will be, in each case, 2,000,000 shares, and the maximum cash-based award payable to any participant in any calendar year is $5,000,000. The total aggregate number of shares of stock subject to awards granted during any one calendar year may not exceed 5% of our issued and outstanding shares of Common Stock. The stock to be delivered under the 2004 Option Plan may be either shares of authorized but unissued common stock or shares of reacquired common stock.

      In the case of a stock dividend, stock split, combination or similar event, the Committee will make appropriate adjustments to the foregoing limits, to the number and kind of shares subject to Awards then outstanding or subsequently granted, to any exercise prices and to other provisions of Awards affected by the change. To the extent consistent with applicable tax rules, the Committee may also make adjustments of this type to take into account other distributions to stockholders or other events if it determines the adjustments are appropriate to avoid distortion in the operation of the 2004 Option Plan and preserve the value of 2004 Option Plan Awards.

      Eligibility. The Committee will select participants from among those key employees and directors of, and consultants and advisors to, the Company or any of its subsidiaries or affiliates who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries. All of the Company’s employees and all members of the Company’s Board of Directors are eligible to participate in the 2004 Option Plan. As of March 31, 2004, the Company had approximately 1,370 employees.

      Options and SARs. The 2004 Option Plan permits the grant of both ISOs and NSOs. It also permits the grant of SARs, which may be settled, as the Committee determines, either in shares of Common Stock or in cash. ISOs may be granted only to individuals who are employees of the Company or a related corporation as specified in the ISO-related provisions of the Internal Revenue Code. The exercise price of Awards requiring exercise that are granted under the 2004 Option Plan cannot be less than the fair market value of the Common Stock subject to the Award, determined as of the date of grant.

      Exercisability of Awards. An Award requiring exercise will be exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the Award may be exercised.

      Maximum Term. The Committee will fix the term of each Award requiring exercise, but the maximum term cannot exceed seven years from the date of grant.

      Repricing of Options. No Award requiring exercise, once granted, may be repriced other than in accordance with the stockholder approval requirements of the New York Stock Exchange.

      Payment for Stock. The exercise price, if any, of an Award requiring exercise may be paid in cash or check acceptable to the Committee, or, if permitted by the Committee and subject to additional limitations, by tendering shares of common stock held for at least six months, by use of a promissory note, through a broker-assisted exercise program, or by other means acceptable to the Committee.

      Restricted Stock; Stock Units. The 2004 Option Plan also allows for awards of nontransferable shares of restricted Common Stock subject to forfeiture conditions specified by the Committee, and for stock units (including restricted stock units) that provide for the future delivery of shares of Common Stock.

      Other Stock-Based Awards and Performance Awards; Cash-based Awards. The Committee may grant other types of Awards that are convertible into or otherwise based on the Common Stock, as well as Awards denominated in cash. The Committee may also grant Awards, including Awards of the types specified above, that are subject to specified performance criteria (“Performance Awards”).

      Performance Awards under the 2004 Option Plan that are intended to qualify for the performance-based compensation exception to the deduction limits of Section 162(m) of the Internal Revenue Code must be conditioned on an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a separate entity, divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (a) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; or any combination of the foregoing; or (b) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A qualified performance measure and related targets need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, the Committee may provide in the case of any Award intended to qualify for that exception that one or more of the performance criteria applicable to the Award will be adjusted in an objectively determinable manner to reflect events (for example, acquisitions or dispositions) occurring during the performance period that affect the applicable performance criterion or criteria.

      Termination of Service. The Committee determines the treatment of 2004 Option Plan Awards upon termination of the participant’s employment or other service. Except as the Committee otherwise determines, the portion of an Option or SAR that is not exercisable at the time of termination of a participant’s employment or other service terminates and the portion that is then exercisable remains exercisable for up to three months, or for up to one year following death, unless the participant was terminated for cause.

      Term of the Plan. No Award may be granted under the 2004 Option Plan after February 11, 2014, but Awards previously granted may extend beyond that date.

      Amendment and Termination. The Committee may at any time may amend the 2004 Option Plan or any outstanding Award, or terminate the 2004 Option Plan as to any future grants of Awards, but except as otherwise provided in the 2004 Option Plan may not change the terms of an Award without the participant’s consent if the change would adversely affect the participant’s rights under the Award. No amendment for which stockholder approval is required will be effective unless stockholder approval is received.

      Certain Corporate Transactions. Except as otherwise provided in an Award, in the event of a merger, consolidation or similar transaction in which the Company is acquired, or a sale of all or substantially all of the Company’s assets, or a dissolution or liquidation of the Company, outstanding Options, SARs and other Awards requiring exercise will become fully exercisable prior to the transaction and will terminate upon consummation of the transaction, and the vesting of any outstanding Awards of restricted stock and restricted stock units will be accelerated and shares issued, unless, where there is an acquiring or surviving entity in the transaction, that entity or an affiliate assumes the outstanding Awards or grants substitute awards. The Committee may provide that shares issued under an Award in these circumstances will contain restrictions reflecting performance or other vesting conditions to which the Award was subject and that amounts delivered, exchanged or paid with respect to restricted stock will be placed in escrow or otherwise made subject to restrictions which the Committee deems appropriate to carry out the intent of the 2004 Option Plan.

Federal Income Tax Consequences

      The following discussion summarizes certain United States federal income tax consequences of the issuance and receipt of Options under the 2004 Option Plan. The summary does not describe the tax consequences associated with other Awards, nor does it purport to cover federal employment tax or other federal tax consequences, or state, local or foreign tax consequences that may be associated with the 2004 Option Plan.

      ISOs. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a corresponding deduction is available to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

      In general, an ISO that is exercised more than three months after termination of employment is treated as an NSO. Special rules apply in the case of permanent disability or death. ISOs are also treated as NSOs to the extent that, in the aggregate, they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

      NSOs. In general, in the case of an NSO, the optionee has no taxable income at the time of grant but realizes ordinary income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which the Company is not entitled to a deduction.

      Change in Control. In the event of a change in control of the Company, certain payments in the nature of compensation to officers, highly compensated employees, or shareholders, if contingent on the change in control, could be nondeductible to the Company and subject to an additional 20% tax. Awards under the 2004 Option Plan that are made or that vest or become payable in connection with a change in control may be required to be taken into account in determining whether these penalties apply.

      Under Section 162(m) of the Code, certain remuneration in excess of $1,000,000 may be nondeductible if paid by a publicly traded corporation to any of its chief executive officer or other four most highly compensated officers. Option awards under the 2004 Option Plan, are intended to be eligible for exemption from the Section 162(m) deduction limit.

PROPOSAL 3:     STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

      This proposal has been submitted by a former stockholder of the Company, Los Angeles County Employee Retirement Association (“LACERA”). Submission of this proposal and the following resolution to a vote of the Company’s stockholders was agreed upon as part of the settlement of certain securities litigation involving the Company and LACERA which was the lead plaintiff in the securities litigation. To the best of the Company’s knowledge, LACERA has not been a stockholder of the Company since November 2002.

“RESOLVED, that the Company’s Restated Certificate of Incorporation be amended and restated in the form attached to this proxy statement as Annex B to eliminate Article XV, eliminate references to Article XV, and renumber Article XVI as Article XV as appropriate.”

      Currently, Article XV of the Company’s Restated Certificate of Incorporation and Section 3.1 of the Company’s By-laws provide that the board of directors be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms, and contains provisions relating to such classification concerning the filling of director vacancies and the removal of directors. Article XV of the Company’s Restated Certificate of Incorporation also provides that directors may only be removed by the stockholders for cause by the affirmative vote of holders of 85% of the total number of votes of then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, excluding shares beneficially owned by a related person. A related person is any person who owned 5% or more of the Company’s Common Stock on the record date for the Meeting or at any point in the three years prior to the record date for the Meeting, and any affiliate or associate of any such person.

      If the proposed amendment is approved by the Company’s stockholders, the classified board of directors will be eliminated, the term of office of each director elected at the 2004 annual meeting of stockholders will end at the 2005 annual meeting of stockholders, and directors will thereafter be elected for one-year terms at each annual meeting of stockholders. Any director chosen as a result of a newly created directorship or to fill a vacancy on the Board of Directors will hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Directors will be removable with or without cause by holders of a majority of the Company’s shares of stock entitled to vote in the election of directors.

      A classified board of directors has the effect of making it more difficult for a substantial shareholder to gain control of a board of directors without the approval or cooperation of incumbent directors and therefore may deter unfriendly and unsolicited takeover proposals and proxy contests. A classified board of directors may make it more difficult for shareholders to change a majority of directors even where a majority of shareholders are dissatisfied with the performance of incumbent directors. Therefore, some investors, including LACERA, believe classified boards can decrease directors’ accountability to stockholders.

      A number of institutional investors like LACERA believe that the election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing these policies. While others disagree, some scholars and companies have expressed the opinion that despite the benefits of a classified board in promoting corporate stability and in deterring coercive takeover attempts, stockholders should have the opportunity to elect the company’s directors annually.

      The proposed amendment will allow stockholders to review and express their opinions on the performance of all directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and its policies and long-term strategic planning should not be affected, although some disruption could occur if all or a majority of the directors were replaced simultaneously.

      If the proposed amendment and restatement of the Company’s certificate of incorporation is approved, Article XV of the Company’s Restated Certificate of Incorporation would be deleted in its entirety, and Article XVI of the Company’s Restated Certificate of Incorporation would be renumbered Article XV.

      The Company’s Restated Certificate of Incorporation provides that the affirmative vote of 85% of the total number of votes of then outstanding shares of Common Stock of the Company entitled to vote generally in the election of directors, excluding shares beneficially owned by a related person (as defined above), is required to adopt the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors as set forth in this proposal. For purposes of this proposal, abstentions will have the same effect as votes that are against the proposal. Under the New York Stock Exchange rules, the New York Stock Exchange considers this to be a routine proposal and, therefore, a nominee holding shares in street name may vote for the proposal without voting instructions from the owner. If a proxy is properly executed and timely received by the Company’s Secretary, but no voting instructions are indicated in connection with this proposal, the proxy will be voted in favor of the proposal.

      As required by the settlement agreement, the Board of Directors has approved the foregoing resolution to declassify the Board of Directors and the related amendment and restatement of the Company’s Restated Certificate of Incorporation. The proposed Amended and Restated Certificate of Incorporation is set forth in Annex B attached hereto. The changes to the relevant sections proposed by the foregoing resolution are identified, with deletions indicated by strike-out and additions indicated by underlining. If approved, this proposal will take effect upon the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, which the Company would do promptly after the Meeting. In addition, if this proposal is approved, the Company’s By-laws will be amended by the Board of Directors to conform with the Amended and Restated Certificate of Incorporation.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Information with Respect to the Board of Directors and Committee Organization

General

      The Company maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including, among other things, its Corporate Governance Guidelines, Code of Conduct (which embodies the Company’s Code of Ethics) and charters for the committees of the Board of Directors. The corporate governance page can be found at www.enterasys.com, by clicking on “Company Info” and then “Corporate Governance.” The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing standards of the New York Stock Exchange and the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission.

Board of Directors

      During the fiscal year ended January 3, 2004, the Board of Directors of the Company held a total of seven meetings and acted by unanimous written consent on two other occasions. The Company has a standing Audit Committee, a standing Incentive Compensation Committee and a standing Corporate Governance, Ethics and Nominating Committee, each of which is more fully described below. No director attended fewer than 75% of the Board of Directors meetings or meetings of committees of the Board of Directors on which he served. The Company requires, to the extent practicable, all directors to attend the Company’s annual meeting of stockholders and be available, when requested by the chair, to answer stockholder questions. At last year’s annual meeting of stockholders held on June 17, 2003, Messrs. O’Brien, Duncan, Gallagher, Huston and Maheu were in attendance.

      Pursuant to the By-laws of the Company, the Company’s Chief Executive Officer acts as Chairman of the Board in the absence of a formally designated chairman. In February 2004, Mr. Huston was appointed as the Lead Independent Director to lead executive sessions of the non-management directors. Mr. Huston in his role as Lead Independent Director, among other things, serves as the principal liason between the non-management directors and the Chief Executive Officer of the Company, recommends to the Board the retention of any necessary advisors and consultants who report directly to the Board of Directors, and advises the Chairman of the Board as to the quality, quantity and timeliness of information submitted by the Company’s management to the non-management directors.

      The Board of Directors has determined that, except for Mr. O’Brien, all of the members of the Board of Directors are “independent” as set forth in the Company’s Corporate Governance Guidelines which meet or exceed the new listing standards adopted by the New York Stock Exchange. Mr. O’Brien is an executive officer of the Company and is therefore not considered independent. The additional requirements adopted by the Company in its Corporate Governance Guidelines further define an “independent” director as one who:

(1) does not receive, and has not in the past five years received, and has no immediate family member who receives or in the past five years has received, more than $100,000 per year or the amount dictated by the SEC, whichever is less, in direct compensation from the Company or any of its subsidiaries or affiliates, other than board and committee fees and pension or other forms of deferred compensation for prior services, provided such compensation is not dependent in any way on continued service. Compensation paid to an immediate family member who is not an executive officer of the Company or any of its subsidiaries does not count against the $100,000 amount;

(2) is not, and in the previous five years has not been, affiliated with or employed by a present or former auditor or compensation consulting firm of the Company and had no immediate family member who in the previous five years has been employed in a professional capacity with such present or former auditor or compensation consulting firm;

(3) is not, and in the previous five years has not been, and has no immediate family member who is or in the previous five years has been, part of an interlocking directorate in which an executive officer of the Company or any of its subsidiaries or affiliates serves on the compensation committee of another company which such board member serves as an executive officer;

(4) does not have, and has not had within the previous five years, and has no immediate family member that has or has had within the previous five years, a “Material Relationship” with the Company. The following relationships, either individually or as a director, executive officer, employee (except in the case of an immediate family member) or general partner with, or significant equity holder (i.e., in excess of five percent) of, a company or a firm, shall be considered Material Relationships: (i) an entity that makes payments to or receives payments from the Company or its subsidiaries that exceeds the greater of $1 million dollars or 2% of the Company’s or such other entity’s consolidated gross revenues; or (ii) a tax-exempt entity that receives contributions from the Company or its subsidiaries during a calendar year in excess of the greater of $1 million or 2% of the organization’s consolidated gross revenues. For the purposes of this paragraph (4), consolidated gross revenue is measured by the number reported in the last completed fiscal year; and

(5) has not been employed by, and has no immediate family member that has been an executive officer of the Company within the previous three years. Employment as an interim chairman or Chief Executive Officer does not disqualify a director following that employment.

Communications with the Board of Directors

      The Company has established a formal process for stockholders to communicate with the Board of Directors which is located on the Company’s website at www.enterasys.com by clicking on “Company Info” then “Corporate Governance” then “Contact the Enterasys Board of Directors.” As referenced on this webpage, any stockholder who wishes to communicate with the Board of Directors, including the non-management directors as a group, can use the weblink, telephone number or address listed. Depending on the subject matter of the communication, management will forward the communication to the director or group of directors to whom it is addressed, or may choose to handle the inquiry directly (e.g. where the request is for information about the company, a dividend or stock related matter or the communication is primarily commercial in nature) and advise the Board appropriately. Management makes all communications received available to the Board on request. Complaints regarding accounting, internal controls and auditing matters are forwarded directly to the Chairman of the Audit Committee who, after conferring with the remainder of the Audit Committee if deemed appropriate, will determine whether an investigation of the complaint is warranted. At each quarterly Audit Committee meeting, the Audit Committee reviews all complaints received since the previous quarterly meeting.

Audit Committee

      The Audit Committee, which held ten meetings during fiscal 2003, has the authority and responsibility for the appointment, retention, compensation and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee meets at least quarterly and reviews with management and the Company’s independent auditors the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent auditors regarding the financial condition of the Company and its accounting controls and procedures, and such other matters as the Audit Committee deems appropriate. In addition, the Audit Committee reviews with management such matters relating to compliance with corporate policies as the Audit Committee deems appropriate. Please see page 18 of this Proxy Statement for the Report of the Audit Committee.

      Messrs. Duncan, Huston and Maheu, none of whom is a current or former executive officer or employee of the Company, currently serve on the Audit Committee. Mr. Maheu serves as the chairman of the committee. The Board of Directors has determined that Mr. Maheu meets the SEC definition of “Audit Committee Financial Expert” and has designated Mr. Maheu as Audit Committee Financial Expert.

      The Board of Directors has determined that all committee members are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. In addition, no member of the Company’s Audit Committee serves on more than three audit committees of public companies, including the Company’s.

      The Board of Directors has adopted a revised written charter for the Audit Committee, a copy of which is attached hereto as Annex C. The charter can also be viewed on the Company’s website as described above. The revised charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of the Company’s independent auditors. In addition, the charter has been revised to give the committee the authority to fulfill its obligations under SEC and New York Stock Exchange requirements.

Incentive Compensation Committee

      The Incentive Compensation Committee of the Board of Directors held four committee meetings and acted by written consent three times during fiscal 2003. In general, the function of the Incentive Compensation Committee is to oversee the compensation of the Company’s executives and non-management Board members and oversee the operation of the Company’s compensation, benefit, and equity incentive plans and related programs of the Company. The Board of Directors has adopted a written charter for the Incentive Compensation Committee, a copy of which is available at the Company’s website as described above. In fiscal year 2003, an independent consultant was engaged on behalf of the Incentive Compensation Committee to provide advisory services relative to CEO equity-based compensation.

      Messrs. Duncan, Gallagher and Huston currently serve on the Incentive Compensation Committee, and each is independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines, and each is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and the regulations thereunder. Mr. Huston serves as the chairman of the Committee. Please see page 23 of this Proxy Statement for the Report of the Incentive Compensation Committee.

Corporate Governance, Ethics and Nominating Committee (the “Nominating Committee”)

      The Nominating Committee was formed in February 2004 and, therefore, held no meetings during fiscal 2003. In general, the function of the Nominating Committee is to assist the Board of Directors in identifying qualified individuals to become Board members, determining the composition of the Board and its committees, and assessing the performance of the Board and its committees. The Nominating Committee takes a leadership role in the development of the Company’s corporate governance policies and practices, including developing and recommending to the Board changes to the Company’s Corporate Governance Guidelines. A copy of the Company’s current Corporate Governance Guidelines can be found on the Company’s website as described above. The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is also available on the Company’s website.

      Messrs. Gallagher and Maheu currently serve on the Nominating Committee and each meet the New York Stock Exchange standard for independence. Mr. Gallagher serves as chairman of the Nominating Committee.

      Shareholder Nomination of Directors. Under the Company’s By-laws, nominations for director may be made only by the Board of Directors or by a stockholder of record entitled to vote for the election of directors. Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice in proper written form to the Company’s secretary. To be timely, notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 45 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, to be timely, notice by the stockholder must be received at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. To be in proper written form, a stockholder’s notice must set forth in writing: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required under the rules of the SEC, including such person’s consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) as to the stockholder giving notice, (a) the name and address of such stockholder, (b) the class and number of shares of the Company which are beneficially owned by the stockholder and (c) a petition signed by at least 100 record holders of capital stock of the Company which shows the class and number of shares held by each person and which represent in the aggregate 1% of the outstanding shares entitled to vote in the election of directors.

      In addition, the Board of Directors has adopted the Company’s Policy Regarding Shareholder Director Nominees, which sets forth the process by which a stockholder may recommend to the Nominating Committee an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Stockholders. A copy of this policy can be found on the Company’s website as described above. The following summary of the policy is qualified in its entirety by reference to the actual policy.

      In accordance with the Company’s Policy Regarding Shareholder Director Nominees, the Nominating Committee will consider and evaluate not more than two candidates for nomination for election as directors at any annual meeting of stockholders that are recommended by one or more stockholders in accordance with the policy. A stockholder that, individually or as a group, has owned beneficially at least 5% of the Company’s Common Stock for at least two years prior to the date a recommended candidate is submitted for consideration to the Nominating Committee (a “Nominating Stockholder’) may submit one candidate to the Nominating Committee for consideration.

      A Nominating Stockholder desiring to recommend a candidate for consideration must provide in writing to the Nominating Committee the information required by, and set forth in detail in, the policy no less than 90 nor more than 150 days prior to the anniversary of the Company’s preceding year’s annual meeting of stockholders. Upon receipt of a recommendation by a Nominating Stockholder, the Committee will consider such candidate for nomination for election as a Board member. In the event that more than two candidates are recommended by Nominating Stockholders, the Nominating Committee will consider the candidates recommended by the Nominating Stockholder(s) beneficially owning the most shares of Common Stock of the Company. Candidate recommendations received from a Nominating Stockholder are evaluated by the Nominating Committee in the same manner as candidates recommended from other sources.

      Qualifications for Director Nominees. In assessing potential candidates for director, the Nominating Committee considers the following factors:

•	appropriate size of the Company’s Board of Directors;

•	knowledge, skills and expertise of nominees, including experience in technology, finance and accounting, operations and business generally, in light of the knowledge, skills and expertise possessed by other members of the Board of Directors; and

•	experience of nominees with accounting rules and practices.

      In addition to the foregoing considerations, the Nominating Committee requires that at least one member of the Board of Directors satisfy the SEC definition of “Audit Committee Financial Expert” and that two-thirds of the members of the Board of Directors meet the independence standards of the New York Stock Exchange and the additional requirements of the Company’s Corporate Governance Guidelines described above. The Nominating Committee may also consider such other factors as it may deem in the best interests of the Company and its stockholders.

      Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Nominating Committee or the Board decides not to re-nominate a member for re-election, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria set forth above. The Nominating Committee uses multiple sources for identifying and evaluating nominees for director positions (other than directors standing for re-election), including referrals from current Nominating Committee members, the Board of Directors and executive management. The Company has periodically engaged third parties to identify and evaluate candidates and may do so in the future to identify qualified individuals. The Nominating Committee reviews the qualifications and references of candidates identified for consideration and assesses the candidates based on the criteria discussed above and in the Company’s Corporate Governance Guidelines. Candidates that the Nominating Committee determines are qualified for further consideration may then be interviewed by the other members of the Board of Directors and members of executive management. The Nominating Committee then recommends candidates to the Board of Directors, which selects nominees to be presented for approval by the stockholders at the Company’s annual meeting.

      Mr. Gallagher is being nominated for election to the Board of Directors for the first time, and was appointed to the Board of Directors in June 2003 to fill the vacancy created by the resignation of James Davidson. Mr. Gallagher was originally brought to the attention of the Board by an outside search firm.

Director Compensation

Meeting Fees

      For their services to the Company, non-employee directors receive an annual retainer of $20,000, plus $2,500 for each Board of Directors and committee meeting attended in person or via telephone. Committee chairmen receive an additional $500 per committee meeting. Directors who are employed by the Company do not receive compensation for attendance at Board of Directors or committee meetings. Directors are reimbursed for expenses attendant to Board membership.

      Pursuant to the Deferral Plan for Directors, adopted by the Board of Directors in October 2001, prior to the first day of the calendar year, or within 30 days of becoming a non-employee director, non-employee directors may elect to defer all or a portion of their fees for that calendar year, and any deferred fees earn interest at a rate equal to the rate payable on ten-year United States Treasury securities as of the first day of the calendar year. Deferred fees are payable to the director upon the earliest to occur of the conclusion of the director’s service on the Board of Directors, the approval of a hardship request by the plan administrator, or the termination of the plan.

2002 Eligible Director Option Policy

      In October 2002, the Board of Directors approved a policy (the “2002 Eligible Director Option Policy”) pursuant to which each independent, non-employee director of the Company (an “Eligible Director”) was awarded an option to purchase 75,000 shares of Common Stock at the Company’s annual stockholders meeting held in December 2002. Messrs. Duncan and Huston were the only Eligible Directors as of the date of the annual stockholders meeting and were each granted an option to purchase 75,000 shares of Common Stock. These options were granted under the Company’s 1998 Equity Incentive Plan and vest in three equal installments on each “vesting date” following the date of grant. For purposes of grants under the 2002 Eligible Director Option Policy, “vesting date” means, in each calendar year, the earlier of the anniversary of the date of grant or the date immediately prior to the date of the annual meeting of stockholders.

      The policy also provides that each person newly elected or appointed as an Eligible Director will be awarded an option to purchase 75,000 shares of Common Stock on the date of such election or appointment. Each option will be granted under the Company’s 1998 Equity Incentive Plan, or any successor plan, and will vest in three equal installments on each “vesting date” following the date of grant. Upon Mr. Maheu’s appointment to the Board of Directors in February 2003 and Mr. Gallagher’s appointment to the Board of Directors in June 2003, each of Messrs. Maheu and Gallagher was granted an option to purchase 75,000 shares of Common Stock.

      The policy also provides for subsequent option grants to Eligible Directors. In June 2003, the Board of Directors amended the 2002 Eligible Director Option Policy with respect to subsequent option grants such that each Eligible Director, beginning with the first annual meeting of stockholders held after the initial grant, and continuing with each annual meeting of stockholders thereafter, will be awarded under the Company’s equity incentive plans an option to purchase 25,000 shares of Common Stock. This option will be fully vested on the third “vesting date” following the date of grant. In accordance with this policy, Messrs. Duncan, Gallagher, Huston and Maheu will be granted an option to purchase 25,000 shares of Common Stock effective as of the Meeting. Prior to its amendment, the policy provided that each Eligible Director would be awarded an option to purchase 25,000 shares of Common Stock beginning with the third annual meeting of stockholders held after such Eligible Director’s initial grant, and continuing with each annual meeting of stockholders thereafter.

Report of the Audit Committee

      The Audit Committee reviews and discusses with management and the Company’s independent auditors the Company’s financial statements, the accounting principles applied in their preparation, any comments made by the independent auditors regarding the financial condition of the Company and its accounting controls and procedures, and such other matters as the Audit Committee deems appropriate. The Audit Committee also discusses with the independent auditors the overall scope and plans for their audit. The Audit Committee periodically meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal and disclosure controls and procedures, and the Company’s financial reporting.

      The independent auditors report to the Audit Committee. The Audit Committee has sole authority to appoint and to terminate the engagement of the independent auditors. The Audit Committee has discussed with the Company’s independent auditors, KPMG LLP, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committees), as currently in effect, including the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

      In addition, the Audit Committee received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and discussed with KPMG LLP that firm’s independence from the Company and its management. In concluding that KPMG LLP is independent, the Audit Committee determined, among other things, that the nonaudit services provided by KPMG LLP were compatible with their independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted policies to ensure the independence of the independent auditors, such as prior committee approval of nonaudit services and required audit partner rotation.

      The Company established an internal audit department in 2002. The Company’s internal audit director reports directly to the Audit Committee, in addition to his management reporting responsibility. The Audit Committee meets regularly with the internal audit director, with and without management present, to discuss the overall scope and plans for internal audit and to discuss the results of internal audit examinations and evaluations of the Company’s internal and disclosure controls and procedures.

      Based, in part, on the review and discussions noted above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the Company’s audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended January 3, 2004, and filed with the SEC.

Audit Committee

Paul R. Duncan
Edwin A. Huston
Ronald T. Maheu

Relationship with Independent Accountants

      The Audit Committee has reappointed the firm of KPMG LLP as the independent public accounting firm to audit the Company’s financial statements for the fiscal year ending January 1, 2005. In making this appointment, the Audit Committee considered whether the services KPMG LLP provides are compatible with maintaining their independence. A representative of KPMG LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Audit Committee Pre-Approval Policy

      In February 2004, the Audit Committee adopted a policy which sets forth the manner in which the Audit Committee will review and approve all services to be provided by KPMG LLP before the firm is retained to provide those services. The policy provides that, with respect to each request for pre-approval, the Audit Committee will require the independent auditor to provide detailed back-up documentation setting forth the specific services to be provided and the related fee estimate. The term of any general pre-approval is twelve months from the date of pre-approval, unless the committee specifically provides for a different period. The Audit Committee has delegated specific pre-approval authority to the Chairman of the Committee, currently Mr. Maheu. The Chairman is required to report any pre-approval decisions to the committee at its next regularly scheduled meeting. The Chief Financial Officer, or his designee, informs the committee on a periodic basis of the services rendered by the independent auditor and the fees related to such services.

Audit Fees

      The following table summarizes fees billed to the Company by KPMG LLP for fiscal 2003 and 2002. The Audit Committee has determined that the provision of services unrelated to the audit of the Company’s annual financial statements by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

	Worldwide Fees
	($ in thousands)

Service	Fiscal 2003	Fiscal 2002

Audit Fees(1)	$3,701	$5,401
Audit-Related Fees(2)	0	0
Tax Fees(3)	574	577
All Other Fees(4)	385	72

Total:	$4,660	$6,050

(1)	Audit Fees consist of fees billed for activities undertaken in connection with the annual audit engagement, including the GAAS audit, quarterly reviews of the consolidated financial statements, tax services and accounting consultation necessary to perform an audit of the Company’s consolidated financial statements, audit or other attest services required by statute or regulation (foreign or domestic) such as comfort letters, statutory audits with respect to which the independent auditor is required to opine, consents, reports on internal controls required under the Sarbanes-Oxley Act, and assistance with and review of documents filed with the SEC.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the annual audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor, and that are not reported under Audit Fees.

(3)	Tax Fees consist of fees billed for tax compliance services, tax planning services and other tax advice.

(4)	All Other Fees in fiscal 2003 consist of fees billed for permissible non-audit services, including advice and/or coordination with other service providers with respect to information technology security and internal controls. All Other Fees in fiscal 2002 consist of non-audit services, including payroll, accounting and report preparation services, performed prior to the SEC prohibition on the performance of these services by a company’s independent accounting firm.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners and Management

      The following table sets forth the number of shares of the Company’s voting stock beneficially owned (as determined under the rules of the SEC), directly or indirectly, as of March 31, 2004, by (i) each current director of the Company and each nominee for director, (ii) each executive officer of the Company named in the Summary Compensation Table, (iii) all current directors, director nominees and executive officers of the Company as a group, and (iv) each person who is known to the Company to beneficially own more than five percent (5%) of the outstanding shares of any class of the Company’s voting stock, as well as the percentage of the outstanding voting stock represented by each such amount. The information in the table is based on information available to the Company. The total number of shares of Common Stock outstanding on March 31, 2004 was 210,041,900. Consistent with the rules of the Securities and Exchange Commission, the table below lists the ownership of the executive officers of the Company named in the Summary Compensation Table. The information regarding beneficial ownership of directors, director nominees and executive officers as a group represents beneficial ownership of the Company’s current directors, director nominees and executive officers. Except as otherwise indicated, each person has sole investment and voting powers with respect to the shares shown as beneficially owned.

BENEFICIAL OWNERSHIP

	Common Stock	Percent of
Name	Beneficially Owned	Class

5% Stockholders
Barclays Global Investors, NA(1)	20,246,954	9.64%
FMR Corp.(2)	16,728,630	7.96%
Kopp Investment Advisors, LLC(3)	16,493,489	7.85%
Waddell & Reed Financial Inc.(4)	11,780,100	5.61%
Officers and Directors
William K. O’Brien(5)	937,499	*
Mark Aslett(6)	243,749	*
Paul R. Duncan(7)	63,766	*
Michael Gallagher	0	*
Gerald M. Haines II(8)	359,045	*
Raymond G. Hunt(9)	104,900	*
Edwin A. Huston(10)	67,666	*
Ronald T. Maheu(11)	50,000	*
John J. Roese(12)	391,644	*
All current directors and executive officers as a group (14 persons)(13)	2,587,280	1.23%

*	Less than 1%

(1)	As reported on a Schedule 13G dated February 13, 2004, Barclays Global Investors, NA. has sole voting and dispositive power with respect to 11,738,810 shares and beneficial ownership of 13,056,013 shares, Barclays Global Fund Advisors has sole voting and dispositive power with respect to 1,897,647 shares and beneficial ownership of 1,897,647 shares, Barclays Bank PLC has sole voting and dispositve power with respect to 5,293,294 shares and beneficial ownership of 5,293,294 shares. The address of Barclays Global Investors NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 941054. The address of Barclays Bank PLC is 54 Lombard Street, London, England EC3P 3AH.

(2)	As reported on a Schedule 13G dated February 16, 2004, FMR Corp. has sole voting power with respect to 2,752,800 shares and sole dispositive power with respect to 16,728,630 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 13,975,830 shares as a result of acting as investment advisor to various investment companies (the “Funds”). Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity), and the Funds each has sole power to dispose of the 13,975,830 shares owned by the Funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of

2,752,800 shares as a result of its service as investment manger of institutional accounts. Mr. Johnson and FMR Corp. (through its control of Fidelity Management Trust Company) each has sole dispositive power over 2,752,800 shares and sole voting power of 2,752,800 shares owned by the institutional accounts. Abigail P. Johnson is a director of FMR Corp. and Mr. Johnson is Chairman of FMR Corp., and, with other members of their family, own shares of stock representing approximately 49% of the voting power of FMR Corp. and may be deemed to form a controlling group with respect to FMR Corp. The address of each of FMR Corp., Fidelity, Fidelity Management Trust Company, Mr. Johnson and Ms. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	As reported on a Schedule 13G dated January 29, 2004, Kopp Investment Advisors, LLC (“KIA”), a subsidiary of Kopp Holding Company, LLC (“KHC”), has sole voting power with respect to 14,100 shares, sole dispositive power with respect to 4,000,000 shares and shared dispositive power with respect to 8,845,389 shares. LeRoy C. Kopp, who controls KHC through Kopp Holding Company has sole voting and dispositive power with respect to 3,534,000 shares. The address of each of KIA, KHC and Mr. Kopp is 7701 France Avenue South, Suite 500, Edina, MN 55435.

(4)	As reported on a Schedule 13G dated January 30, 2004, Waddell & Reed Ivy Investment Company (“WRIICO”), an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”), has sole voting and dispositive power with respect to 2,008,600 shares and Waddell & Reed Investment Management Company (“WRIMCO”), an investment subsidiary of Waddell & Reed, Inc. (“WRI”), has sole voting and dispositive power with respect to 9,771,500 shares. WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc. (“WRFSI”) and WRFSI is a subsidiary of WDR. Each of WRI and WRFSI has indirect sole voting and dispositive power with respect to 9,771,500 shares and WDR has indirect sole voting and dispositive power with respect to 11,780,100 shares. The address of each of WRIICO, WDR, WRIMCO, WRI and WRFSI is 6300 Lamar Avenue, Overland Park, KS 66202.

(5)	Consists of 937,499 shares of Common Stock subject to options exercisable within 60 days after March 31, 2004.

(6)	Consists of 243,749 shares of Common Stock subject to options exercisable within 60 days after March 31, 2004.

(7)	Includes 60,432 shares of Common Stock subject to options exercisable within 60 days after March 31, 2004.

(8)	Includes 358,245 of Common Stock subject to options exercisable within 60 days after March 31, 2004.

(9)	Includes 87,500 shares of Common Stock subject to options exercisable within 60 days after March 31, 2004.

(10)	Includes 66,666 shares of Common Stock subject to options exercisable within 60 days after March 31, 2004.

(11)	Consists of 50,000 shares of Common Stock subject to options exercisable within 60 days after March 31, 2004.

(12)	Includes 391,140 shares of Common Stock subject to options exercisable within 60 days after March 31, 2004.

(13)	Includes 2,559,994 shares of Common Stock subject to options outstanding and exercisable within 60 days after March 31, 2004.

Section 16(a) Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of the Company’s outstanding Common Stock, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with all copies of Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that during the fiscal year ended January 3, 2004, all filing requirements were timely satisfied.

Equity Compensation Plan Information

      The following table provides information about the Company’s equity compensation plans as of January 3, 2004.

(c)
(a)
		(b)	Number of Securities
	Number of Securities		Remaining Available For
	Issuable Upon	Weighted-Average	Issuance Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding	(Excluding
	Warrants and	Options, Warrants	Securities Reflected
Plan Category	Rights (#)	and Rights($)	in Column (a))(#)

Equity Compensation Plans Approved by Security Holders	12,617,182 (1)	$3.41	8,285,976 (2)
Equity Compensation Plans Not Approved by Security Holders	14,809,748 (3)	$3.24 (4)	0

Total	27,426,930	$3.32	8,285,976

(1)	Issued under the 1998 Equity Incentive Plan.

(2)	Of this amount, 3,709,752 were available for issuance under the 1998 Equity Incentive Plan and 4,576,224 shares were available for issuance under the 2002 Employee Stock Purchase Plan.

(3)	Of this amount, 14,309,748 shares were issued under the 2001 Equity Incentive Plan and 500,000 shares were issued under the 2002 Stock Option Plan for Eligible Executives. No additional options may be granted under these plans. Options issued under the 2001 Equity Incentive Plan were issued in connection with the merger of the Company’s subsidiary, then known as Enterasys Networks, Inc., (the “Enterasys Subsidiary”) with and into us in August 2001, replacing options previously outstanding under the Enterasys Subsidiary 2000 Equity Incentive Plan. In exchange for previously outstanding options, and subject to their agreement to forfeit any pre-existing options to purchase the Company’s stock, holders of Enterasys Subsidiary options were granted options to purchase 1.39105 shares of the Company’s stock for each share of the Enterasys Subsidiary covered by the previously outstanding options. The 2002 Stock Option Plan for Eligible Executives and the Enterasys 2001 Equity Incentive Plan are each described below in more detail.

(4)	The replacement options were granted at an exercise price equal to the exercise price of the original Enterasys Subsidiary Plan options, divided by 1.39105 to reflect the effect of the merger.

Enterasys 2002 Stock Option Plan for Eligible Executives

      On April 5, 2002, the Company’s Board of Directors adopted the Enterasys 2002 Stock Option Plan for Eligible Executives (the “2002 SOPEE”) solely for the purpose of granting options in connection with the acceptance by certain executives of offers of employment with us. No additional options may be granted under this plan. Pursuant to the 2002 SOPEE, up to 900,000 shares of common stock may be issued pursuant to the exercise of stock options granted under the plan. Options granted under the plan vest over a period of 12 months, or sooner if certain performance targets outlined in the plan are met, and expire ten years from the date of grant. Upon termination of employment, the unvested portion of these options terminates and the remainder remains exercisable until the later to occur of the one-year anniversary or the date of termination or December 31, 2004. At January 3, 2004, options to purchase 500,000 shares were outstanding. This plan is not required to be, and has not been, approved by the Company’s stockholders.

Enterasys 2001 Equity Incentive Plan

      On July 30, 2001, the Company’s Board of Directors adopted the Enterasys 2001 Equity Incentive Plan (the “2001 EIP”) solely for the purpose of granting options to purchase shares of the Company’s stock in replacement for options to purchase shares of Enterasys Subsidiary. No additional options may be granted under this plan. Pursuant to the 2001 EIP, each option vests and becomes exercisable at the same time or times, and subject to the same conditions, as the original Enterasys Subsidiary option to which the option relates. Accordingly, the options expire ten years from the date of grant of the original Enterasys Subsidiary option and generally vest as to one-quarter of the shares subject to the options one year from the date of grant of the original Enterasys Subsidiary option with monthly vesting of the remainder ratably over the following three years. Upon termination of employment, the unvested portion of these options terminates and the remainder remains exercisable for ninety days from the date of termination. This plan is not required to be, and has not been, approved by the Company’s stockholders.

EXECUTIVE COMPENSATION

Report of the Incentive Compensation Committee on Executive Compensation

      The Incentive Compensation Committee of the Board of Directors oversees the compensation of the Company’s executives and non-management Board members and oversees the operation of the Company’s compensation, benefit and equity incentive plans and related programs. The committee determines the recipients and terms of grants of stock-based incentive awards under the Company’s 1998 Equity Incentive Plan and administers the Company’s 2002 Stock Option Plan for Eligible Executives, 2002 Employee Stock Purchase Plan and 2001 Equity Incentive Plan. The Incentive Compensation Committee is comprised of Messrs. Duncan, Gallagher and Huston, each of whom is independent. This report is submitted by the Incentive Compensation Committee and addresses the Company’s compensation policies for the fiscal year ended January 3, 2004 as they affected the Company’s executive officers.

Executive Officer Compensation

      The Company’s executive compensation program is designed to attract, retain and reward executives who are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing enterprise networking industry. The compensation program is based on the philosophy that cash compensation should vary with the performance of the Company and any long-term incentive should closely align the officers’ interests with the interests of the Company’s stockholders.

      Compensation for the executive officers consists of base salary, an incentive cash bonus segment and a stock-based incentive segment. In setting base salary levels, the Board of Directors reviews compensation for competitive positions in the industry and other similar sectors and the historical compensation levels of the executives. Increases in annual salaries year-to-year are based upon corporate performance and individual merit ratings measured by actual performance and various subjective performance criteria. The Board does not formally weigh these factors pursuant to a fixed formula.

      The Company has established an incentive cash bonus program for its managerial employees, including executive officers. Incentive cash bonuses are awarded annually based on corporate performance as well as objective and subjective performance goals individually tailored for each participant. Objective performance goals typically include specific targets for financial performance, such as revenue, operating income and cash flow, and operating measurements. An executive’s incentive bonus may also depend upon discretionary criteria related to the executive’s operating unit and responsibilities. Annual incentive cash bonus targets for the Company’s Chief Executive Officer and President were 100% of their respective base salaries and for the executive officers, including the named executive officers, were 50% of their respective base salaries. The Board of Directors approved the payment of incentive cash bonuses for fiscal 2003 to each of the executive officers in the Summary Compensation Table included below based upon a combination of factors, including the individual’s bonus target, an evaluation of their individual performance and the Company’s performance relative to pre-determined financial objectives. These bonuses were paid in March 2004.

      The Company also seeks to provide long-term compensation through its stock-based incentive compensation program. Stock options are granted to aid in the retention of key employees, including eligible executive officers, and to align the interests of key employees with those of stockholders. Stock options are granted at an exercise price equal to the fair market value on the date of grant. Stock options are granted to key employees, including the executive officers, based on current performance, anticipated future contribution, ability to contribute to the achievement of the Company’s strategic goals and objectives, awards generally made to persons in comparable positions in the industry, and the individual’s current level of Company equity incentive holdings.

      Consistent with the parameters of the Company’s stock-based incentive compensation program, the executive officers of the Company, including the named executive officers, were awarded stock-based incentives. Details on stock options granted to the named executive officers during the transition period ended January 3, 2004 are provided in the table below entitled “Option Grants in the Last Fiscal Year.”

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the tax deduction a public company may claim in any taxable year for compensation to the chief executive officer and the four other most highly compensated executive officers unless certain conditions related to such compensation are satisfied. The Incentive Compensation Committee takes Internal Revenue Code Section 162(m) and the related regulations issued by the Internal Revenue Service into account. However, the Incentive Compensation Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the Internal Revenue Service’s requirements for deductibility.

      The cumulative total return to the Company’s stockholders over the period commencing August 1, 2002 through January 3, 2004 was 354.70%, and the Company’s diluted earnings per share over the same period was a loss of approximately $0.81 per share.

Chief Executive Officer Compensation

      During the fiscal year ended January 3, 2004, cash compensation for Mr. O’Brien consisted of a base salary of $500,000 , bonus of $225,000 and a grant of 500,000 stock options as reflected in the table below entitled “Option Grants in the Last Fiscal Year.” The Incentive Compensation Committee believes that Mr. O’Brien’s total compensation for 2003 appropriately reflects his performance as measured against the factors described in the following paragraphs. The committee does not assign relative weights or rankings to the following factors, but instead makes a subjective determination based upon a consideration of all such factors.

      In setting Mr. O’Brien’s overall salary, bonus, and stock compensation levels, the Incentive Compensation Committee considered compensation levels for similar positions in the industry and other similar sectors, historical compensation levels for the position, the compensation levels for the Company’s other executive officers, Mr. O’Brien’s level of responsibility. In addition, the Incentive Compensation Committee considered the extent to which Mr. O’Brien’s compensation should be based on the Company’s actual performance and industry benchmarking, the cumulative total return to the Company’s stockholders and diluted earnings per share referenced above, the terms and conditions of stock options granted to Mr. O’Brien, including vesting and exercise periods, information prepared by an independent consultant with respect to equity-based incentives awarded to CEO’s of similar companies without regard to the cumulative total return to stockholders of those companies, and the extent to which Mr. O’Brien would be entitled to severance upon a change in control of the Company. The compensation and benefits consultant used by the committee was not engaged to survey the compensation of Chief Executive Officers of comparable companies; however, the committee does generally review compensation levels for similar positions in the industry. The committee did consider whether Mr. O’Brien should receive more than one form of equity based compensation.

      The committee also considered the significant progress Mr. O’Brien has made to date in restructuring and repositioning the Company, including further strengthening the Company’s management team, enhancing the Company’s portfolio of products, developing and implementing a market differentiation strategy based on the Company’s Secure NetworksTM solutions, and implementing additional cost reduction initiatives designed to improve gross margins and reduce fixed operating costs.

Incentive Compensation Committee

Paul R. Duncan
Michael Gallagher
Edwin A. Huston

Compensation Committee Interlocks and Insider Participation

      No member of the Company’s current Incentive Compensation Committee has ever served as an officer or employee of the Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Incentive Compensation Committee.

Executive Officers

      The following table sets forth information regarding the Company’s executive officers as of March 31, 2004.

Name	Age	Position

William K. O’Brien	59	Chief Executive Officer and Director
Mark Aslett	35	President
Kimberly A. Buxton	38	Vice President, Human Resources
Richard S. Haak, Jr.	49	Chief Financial Officer and Treasurer
Gerald M. Haines II	41	Executive Vice President, Strategic Affairs, Chief Legal Officer and Secretary
Raymond G. Hunt	57	Executive Vice President, Supply Chain Management
Michael D. Rivers	46	Executive Vice President, Worldwide Sales and Service
John J. Roese	33	Chief Technology Officer
Leon K. Woo	50	Executive Vice President, Engineering

      William K. O’Brien has served as a Director and as Chief Executive Officer since April 2002. Prior to joining the Company, from July 2000 to March 2002, he was retired. From July 1998 through June 2000, he was Global Managing Partner of PricewaterhouseCoopers LLP, serving on the Global Leadership Team as transition leader for the merger of Price Waterhouse LLP and Coopers & Lybrand LLP worldwide and as Global Leader of Human Capital. From October 1994 through June 1998, he was Chief Operating Officer of Coopers & Lybrand LLP.

      Mark Aslett has served as President since April 2003. Prior to Joining the Company, from June 2001 through November 2002 Mr. Aslett was Executive Vice President, Marketing at Marconi Networks, a telecommunications equipment and solutions provider. From May 2000 to June 2001, he was Managing Partner of Marconi Ventures LLC, a private equity fund. From September 1999 through May 2000, he was Vice President, Portfolio Management and Development at Marconi Capital and Systems Group, a supplier of advanced industrial, electronic and information technology solutions and from September 1998 to September 1999 he was the President, North America of Marconi Communications, formerly GEC Plessey Ltd, a European supplier of capital equipment, software and services to wireless, data and telecommunications service providers.

      Kimberly A. Buxton has served as Vice President of Human Resources since April 2002 and was appointed an executive officer in August 2003. Prior to her appointment as Vice President, Ms. Buxton served as Director, Human Resources at the Company since January 1998 and as Manager, Human Resources since January 1995.

      Richard S. Haak, Jr. has served as Chief Financial Officer and Treasurer since October 2002. From October 2001 to October 2002, he was Vice President of Finance of the Company. Prior to joining the Company, from August 2000 to September 2001, Mr. Haak was Chief Financial Officer of Advantage Schools, a for-profit education management company. From June 1998 to July 2000, he was Vice President and Corporate Controller of PictureTel Corporation, a videoconferencing equipment manufacturer. From 1982 to May 1998, he held a variety of positions at Wheelabrator Technologies Inc. (and its predecessors), an energy and environmental services company, and was its Vice President and Controller from 1993 to May 1998.

      Gerald M. Haines II has served as Executive Vice President of Strategic Affairs, Chief Legal Officer and Secretary since May 2001. From September 2000 to May 2001, he served as Senior Vice President and General Counsel of the Company. Prior to joining the Company, from 1995 to 2000, he served as General Counsel and Secretary of Applied Extrusion Technologies, Inc., a specialty plastics company, and as a Vice President of Applied Extrusion Technologies from 1998 to 2000. Prior to joining Applied Extrusion Technologies, Mr. Haines was a corporate lawyer in private practice in Boston, Massachusetts.

      Raymond G. Hunt has served as Executive Vice President of Supply Chain Management since August 2002 and was appointed an executive officer in December 2002. Prior to joining the Company, from June 1999 to August 2002 Mr. Hunt was Vice President, Logistics at Mast Industries, a division of the Limited, Inc., a manufacturer, importer and distributor of apparel for men, women and children. From January 1998 to June 1999 he was Senior Vice President, Operations at Mary Kay, Inc., a cosmetics company. From 1994 to January 1998 he was Manufacturing Operations Manager, Asia Pacific Area at Digital Equipment Corporation, a computer company.

      Michael D. Rivers has served as Executive Vice President, Worldwide Sales and Service since March 2004. Prior to joining the Company, from August 2001 through March 2004, Mr. Rivers served as Vice President Worldwide Sales and Business Development of Inkra Networks, a network security products company. Prior to this, Mr. Rivers served as Vice President of Sales for Nortel Networks Corporation’s Shasta Networks Division from May 1999 through August 2001, as Vice President of Americas Marketing Nortel Networks Enterprise Division from October 1998 through May 1999, and Vice President of North American Marketing Nortel Networks Enterprise Division.

      John J. Roese has served as Chief Technology Officer since May 1999 and was appointed an executive officer of the Company in December 2002. From 1998 to May 1999 Mr. Roese was Deputy Chief Technology Officer of the Company.

      Leon K. Woo has served as Executive Vice President, Engineering since April 2003. From February 1999 through March 2003, Mr. Woo served as Chief Technology Officer and Director of Tenor Networks, Inc., a networking equipment company of which he was a co-founder, and from October 1998 through February 1999, Mr. Woo served as President and Director of Tenor Networks.

Summary Compensation Table

      In October 2001, the Company changed its fiscal year end from the Saturday closest to the last day in February of each year to the Saturday closest to the last day in December of each year. Accordingly, the following table contains information regarding the compensation received for the fiscal years ended January 3, 2004 and December 28, 2002, and the transition period beginning March 4, 2001 and ended December 28, 2001, by the Company’s Chief Executive Officer, the Company’s other four most highly compensated executive officers who were serving as executive officers on January 3, 2004.

      Messrs. O’Brien, Hunt and Roese became executive officers of the Company in 2002. Accordingly, the compensation reported in the table below covers the compensation received by Messrs. O’Brien, Hunt and Roese only for the fiscal years ended January 3, 2004 and December 28, 2002. Mr. Aslett became an executive officer of the Company in 2003. Accordingly, the compensation reported in the table below covers the compensation received by Mr. Aslett only for the fiscal year ended January 3, 2004.

Summary Compensation Table

				Long-term
				Compensation

		Annual Compensation		Securities	All Other
	Fiscal			Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	($)(1)

William K. O’Brien	2003	500,000	225,000	500,000	—
Chief Executive Officer and Director	2002	900,000	—	1,500,000	—
Mark Aslett	2003	275,000	286,875	1,300,000	—
President
John J. Roese	2003	255,000	60,000	70,000	6,000
Chief Technology Officer	2002	236,538	102,845	112,500	6,000
Gerald M. Haines II	2003	250,000	60,000	70,000	1,000
Executive Vice President,	2002	232,692	100,828	249,100	1,000
Strategic Affairs and Chief Legal Officer	2001	180,769	41,000	200,000	833
Raymond G. Hunt	2003	250,000	56,250	70,000	—
Executive Vice President,	2002	100,961	—	200,000	50,000
Supply Chain Management

(1)	These amounts include matching 401(k) contributions for each fiscal year. In the fiscal year ended January 3, 2004, these amounts for Mr. Roese also include a $5,000 patent award. For the fiscal year ended December 28, 2002, these amounts also include for Mr. Roese, a $5,000 patent award and for Mr. Hunt a $50,000 sign-on bonus.

Option Grants in the Last Fiscal Year

      The following table sets forth grants of options to purchase shares of Common Stock during the fiscal year ended January 3, 2004 to those executive officers listed in the Summary Compensation Table. The potential realizable value of each option set forth in the table below is calculated based upon the terms of the option at its date of grant. It is calculated assuming that the fair market value of the underlying common stock on the date of grant, which is generally the exercise price for the option, appreciates at the indicated annual rates compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth.

      The percentage of total options to purchase shares of the Common Stock granted to employees in the last fiscal year is based on options to purchase an aggregate of 8,110,260 shares of Common Stock granted to employees of the Company during that fiscal year. All options were granted at the fair market value on the date of grant.

      All options listed in the table were granted pursuant to the 1998 Equity Incentive Plan (the “1998 EIP”) and vest as to 25% of the shares on the first anniversary of the date of grant, then pro rata on a monthly basis thereafter. Vesting of all options granted under the 1998 Equity Incentive Plan accelerates by ten months in the event of a change in control, as defined in the plan, and may also be subject to further acceleration pursuant to the Company’s change-in-control severance benefit plans for key employees.

Option Grants In The Last Fiscal Year

					Potential Realizable
		% of			Value at Assumed
	Number of	Total			Annual Rates of Stock
	Shares	Options			Price Appreciation for
	Underlying	Granted	Per Share		Option Term($)
	Options	In Fiscal	Price	Expiration
Name	Granted(#)	Year(%)	($/sh)	Date	5%	10%

William K. O’Brien	500,000	6.17	4.23	10/16/13	1,329,652	3,369,333
Mark Aslett	900,000	11.09	2.01	4/14/13	1,137,277	2,881,855
	400,000	4.93	4.99	8/18/13	1,254,839	3,179,758
John J. Roese	70,000	0.86	4.99	8/18/13	219,597	556,458
Gerald M. Haines II	70,000	0.86	4.99	8/18/13	219,597	556,458
Raymond G. Hunt	70,000	0.86	4.99	8/18/13	219,597	556,458

Option Exercises and Fiscal Year-end Values

      The table below sets forth information for those executive officers listed in the Summary Compensation Table with respect to options exercised during the fiscal year ended January 3, 2004 and options held as of January 3, 2004. The value of in-the-money options for the Company represents the positive spread between the exercise price of the stock options and the closing price of the Common Stock on January 2, 2004, which was $4.15 per share.

Option Exercises and Fiscal Year End Values

			Number of Shares of
	Shares		Common Stock Underlying		Value of Unexercised
	Acquired		Unexercised Options at		In-the-Money Options
			Fiscal Year End(#)		at Fiscal Year End($)

	on	Value
Name	Exercise	Realized($)	Unexercisable	Exercisable	Unexercisable	Exercisable

William K. O’Brien	—	—	1,145,834	854,166	2,556,040	2,098,961
Mark Aslett	—	—	1,300,000	—	1,926,000	—
John J. Roese	—	—	155,019	360,028	227,262	656,962
Gerald M. Haines II	—	—	308,654	314,303	424,564	351,833
Raymond G. Hunt	—	—	203,334	66,666	433,336	216,665

Change-in-Control Severance Benefit Plan for Key Employees

      The Company’s amended and restated 2002 Change-in-Control Severance Benefit Plan for Key Employees, provides severance benefits for plan participants in the event of specified terminations of employment following a “change in control” (as defined below). Each of the executive officers of the Company is a participant in the plan. In exchange for participating in the plan, a participant must agree that once actions to effect a change in control have begun, he or she will not voluntarily terminate his or her employment with the Company until the change in control has been abandoned or has occurred.

      Pursuant to the plan, upon a change in control, a participant will receive accelerated vesting of the participant’s options to purchase shares of Common Stock, such that the number of options that would have become vested and exercisable during the eighteen months following the change in control will become immediately vested and exercisable for a period of 90 days. In addition, if a participant’s employment is terminated for reasons other than for cause (as defined in the plan), or by the participant for reasons specified under the plan, within the 18-month period following a change in control, the participant will receive the following severance benefits from the Company:

•	an amount equal to the 1.5 times (or two times if the participant was the Chief Executive Officer or President of the Company immediately before the change in control) the higher of the annual base salary of the participant in effect (i) immediately before the date of termination or (ii) immediately before the change in control;

•	an amount equal to 1.5 times (or two times if the participant was the Chief Executive Officer or President of the Company immediately before the change in control) the higher of (i) the participant’s target incentive bonus for the fiscal year in which the change in control occurs or (ii) the highest aggregate amount of bonus paid to the participant in any of the three most recent fiscal years ended before the termination;

•	a pro-rated portion of the target incentive bonus of the participant for the fiscal year in which the termination occurs, adjusted for periods for which the participant has already been paid amounts under the incentive bonus arrangement;

•	accelerated vesting of the participant’s options to purchase shares of Common Stock, such that all of the participant’s options shall become immediately vested and exercisable for a period of 90 days;

•	the right to continue to participate in the Company’s medical, dental and life insurance plans or programs for a period of 18-months (or if participant was the Chief Executive Officer or President of the Company immediately before the change in control following termination, twenty-four months);

•	if any amounts payable to a participant other than the CEO or President of the Company immediately before the change in control would be subject to a federal excise tax potentially applicable in connection with a corporate change in control, the participant will be entitled to receive either (i) the full amount payable or (ii) such lesser amount as would result in no portion of the amount payable being subject to the excise tax, which ever yields the greatest net amount to the participant on an after-tax basis; and

•	if any amounts payable to the Chief Executive Officer or President of the Company immediately before the change in control would be subject to a federal excise tax potentially applicable in connection with a corporate change in control, the Chief Executive Officer and President, as applicable, will be entitled to receive additional cash so that they will receive, on a net basis, the amount that they would have received in the absence of the excise tax.

      A change in control under the plan generally includes the following events:

•	a person or group becomes the beneficial owner of thirty percent (30%) or more of the then outstanding shares of Common Stock or the combined voting power voting power of the Company’s then outstanding voting securities entitled to vote for the election of directors, other than certain defined transactions;

•	directors at the time of adoption of the plan, or later approved by the Board, cease to constitute a majority of the Company’s Board;

•	a merger, consolidation or other reorganization involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company, other than certain defined transactions; or

•	approval by the stockholders of a complete liquidation or dissolution of the Company.

Executive Severance Pay Plan

      The Company’s amended and restated Executive Severance Pay Plan provides severance benefits for the Company’s executive officers and various other senior management employees. Pursuant to the plan, if a participant’s employment is terminated for reasons deemed to be without cause or by mutual agreement, participants who are the Chief Executive Officer, President or an Executive Vice President will receive the following severance benefits from the Company:

•	an amount equal to the annual base salary of the executive officer in effect at the time notice of termination was given to the executive officer;

•	one month’s additional severance pay if the executive officer has at least five years, but less than ten years, of service with the Company as of the termination date, or three month’s additional severance pay if the executive officer has ten or more years of service with the Company as of the termination date;

•	the right to continue to participate in the Company’s medical, dental and life insurance plans or programs for twelve months plus the number of months of additional severance payments the executive officer is entitled to receive under the second bullet; and

•	assistance in the search for new employment through the services of an outplacement agency at the Company’s cost.

      In consideration of these benefits, the Company requires participants to agree that, for a period of one year following their termination date, they will not solicit for employment or hire any officer, director or other employee of the Company. The plan provides that payment will not be made to the extent the payments would be duplicative with payments due under the Change-in-Control Severance Plan described above.

Separation Agreements

      In connection with the resignation and termination of employment of Mads Lillelund, the Company’s former Executive Vice President of Worldwide Sales, effective as of September 29, 2003, the Company and Mr. Lillelund entered into a Separation Agreement and Release. Pursuant to the agreement, Mr. Lillelund received a lump sum severance payment of $270,000. As of September 29, 2003, Mr. Lillelund held vested options for the purchase of 197,534 shares of Common Stock, which pursuant to their terms were exercisable for 90 days from September 29, 2003. As of September 29, 2003, Mr. Lillelund also held 345,423 unvested options, all of which terminated on that date.

      In connection with the resignation and termination of employment of Laura Howard, the Company’s former Executive Vice President of Marketing and Product Management, effective as of May 21, 2003, the Company and Ms. Howard entered into a Separation Agreement and Release. Pursuant to the agreement, Ms. Howard received a lump sum severance payment of $260,000. All 150,000 unvested options held by Ms. Howard terminated unexercised on May 21, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Silver Lake Partners

      On February 21, 2003, an investor group led by Silver Lake Partners, L.P. notified the Company of their intention to exercise their right to redeem their shares of Series D and E Preferred Stock effective as of February 23, 2002. On March 3 2003, the Company redeemed all of the outstanding shares of Series D and E Preferred Stock for approximately $98.6 million in cash. James Davidson, now a former director of the Company, was a director of the Company at the time of the redemption and a founder and principal of Silver Lake Partners.

COMPARISON OF STOCKHOLDER RETURN

      The graph below compares cumulative total stockholder returns for the Company for the preceding four fiscal years and the fiscal year ended January 3, 2004 with the Standard & Poor’s (“S&P”) 500 Index and the Nasdaq Computer Communications index. The industry index included in the Company’s 2003 Proxy Statement was the S&P Networking Equipment index, which has been discontinued by S&P. The graph assumes the investment of $100 at the commencement of the measurement period with dividends reinvested. No cash dividends have been declared or paid on the Common Stock. On August 6, 2001, the Riverstone spin-off occurred. The distribution of Riverstone shares to the Company’s stockholders is treated as a special dividend for purposes of calculating stockholder return. It is assumed that the shares of Riverstone received in the Riverstone distribution were sold at the when-issued closing market price on August 6, 2001 and all of the proceeds were reinvested in shares of the Common Stock at the when-issued closing market price on the same date. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN, FROM

FEBRUARY 28, 1998 THROUGH JANUARY 3, 2004

Cumulative Total Return

	2/98	2/99	2/00	12/01	12/02	1/04

Enterasys Networks, Inc.	100	52.42	316.13	57.10	10.06	26.77
S&P 500	100	119.74	133.78	114.99	89.58	115.28
Nasdaq Computer Communications	100	105.04	251.23	76.86	54.37	87.89

      Each of the Report of the Incentive Compensation Committee on Executive Compensation, the report of the Audit Committee and the Performance Graph set forth above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

      Stockholder proposals intended to be presented at the Company’s 2005 Annual Meeting of Stockholders must be received by the Company no later than January 11, 2005 in order to be considered by the Company’s management to be included in the next annual proxy statement and related proxy materials. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission. If a stockholder wishing to present a proposal at the 2005 Annual Meeting of Stockholders (without regard to whether it will be included in the proxy materials for that meeting) fails to notify the Company by March 26, 2005 the proxies received by management for the meeting will confer discretionary authority to vote on any stockholder proposals properly presented at that meeting.

WHERE YOU CAN FIND MORE INFORMATION

      The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. In addition, stockholders may inspect material information concerning the Company at the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005.

      The SEC allows the Company to “incorporate by reference” information into this document, which means that the Company can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. The Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004 (which accompanies this Proxy Statement) was previously filed by the Company and is incorporated by reference in this Proxy Statement. The Company also incorporates by reference any documents that it may file with the SEC between the time this Proxy Statement is sent to stockholders and the date of the Meeting.

      The Company may have sent to you some of the documents incorporated by reference, but you can obtain any of them through the Company, the SEC or the SEC’s Internet World Wide Web site described above. Documents incorporated by reference are available from the Company without charge, including exhibits. If you would like to request documents from the Company, please do so promptly in order to receive timely delivery of such documents prior to the Meeting. Upon written or oral request, we will send you documents by first class mail or such other equally prompt means within one business day of receipt of your request. Stockholders may obtain documents incorporated by reference into this document by requesting them in writing or by telephone at the following address and telephone number:

Enterasys Networks, Inc.

50 Minuteman Road
Andover, MA 01810
(978) 684-1000
Attention: Investor Relations

      You should rely on the information contained or incorporated by reference in this document to vote your shares at the Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 3, 2004. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

OTHER BUSINESS

      The Board of Directors knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable.

ANNEX A

ENTERASYS NETWORKS, INC.

2004 EQUITY INCENTIVE PLAN

1.	Defined Terms

      Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	Purpose

      The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based Awards and performance-based cash Awards.

3.	Administration

      The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	Limits on Awards Under the Plan

      (a) Number of Shares. A maximum of 15,000,000 shares of Stock, less the combined number of shares issued and shares available for issuance from time to time under the Enterasys Networks, Inc. 2002 Employee Stock Purchase Plan (the “2002 ESPP”), may be delivered in satisfaction of Awards under the Plan. Subject to such overall maximum, up to 15,000,000 shares of Stock, less the combined number of shares issued and shares available for issuance from time to time under the 2002 ESPP, may be issued upon the exercise of ISOs and up to 15,000,000 shares of Stock, less the combined number of shares issued and shares available for issuance from time to time under the 2002 ESPP, may be issued upon the exercise of Stock Options that are not ISOs. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are assumed in connection with the acquisition, or under awards issued in substitution for any such acquired-company awards, shall not reduce the number of shares available for Awards under the Plan.

      (b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

      (c) Section 162(m) Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be 2,000,000. The maximum number of shares subject to other Awards granted to any person in any calendar year will be 2,000,000 shares. The maximum amount payable to any person in any calendar year under Cash Awards is $5,000,000. The foregoing provisions will be construed in a manner consistent with Section 162(m).

      (d) Other Limits.

      (1) No more than 1,500,000 shares of Stock may be granted as, or made subject to, Awards of Restricted Stock or Awards of Restricted Stock Units that are scheduled to vest more rapidly than ratably over a 4-year period or based on performance criteria that do not extend for at least 2 years. No shares may be granted as, or made subject to, Awards of Restricted Stock or Awards of Restricted Stock Units that are scheduled to vest in a period of less than one year. The preceding limitations shall not be construed to limit acceleration of vesting on account of death, disability, or retirement or by reason of Section 7, or the grant of awards with different terms that are in substitution for awards granted by another company that is acquired by or merged with or into the Company or a subsidiary of the Company or by an affiliate thereof.

      (2) The maximum number of shares of Stock for which Awards may be made to a non-Employee Director in any calendar year is an aggregate of 100,000 shares.

      (3) The total aggregate number of shares of Stock subject to Awards granted during any one calendar year may not exceed 5% of the Company’s total aggregate shares of issued and outstanding Stock as of the last day of the calendar year.

5.	Eligibility and Participation

      The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	Rules Applicable to Awards

(a)	ALL AWARDS

      (1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein.

      (2) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides, other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant.

      (3) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable during or following cessation of Employment. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, immediately upon the cessation of the Participant’s Employment an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate; and

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

      (4) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

      (5) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.

      (6) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

      (7) Section 162(m). This Section 6(a)(7) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(7) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). The Performance Criteria so established shall serve as a condition to the grant, vesting or payment of the Performance Award, as determined by the Administrator. Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the Performance Criteria have been attained and such determination will be final and conclusive. If the Performance Criteria with respect to the Award are not attained, no other Award will be provided in substitution of the Performance Award. No Performance Award to which this Section 6(a)(7) applies may be granted after the first meeting of the stockholders of the Company held in 2009 until the performance measures specified under the definition of “Performance Criteria” (as the same may be amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

      (8) Non-U.S. Awards. Awards under the Plan may be granted to any eligible person regardless of the jurisdiction in which he or she works or resides. Notwithstanding the foregoing, the Administrator in its discretion may establish one or more separate subplans or programs under the Plan for the grant of Awards to eligible persons in a specified jurisdiction or jurisdictions and may include in any such subplan or program such special rules as it determines.

      (9) Term of Plan. No Award may be granted under the Plan after February 11, 2014, but Awards previously granted may extend beyond that date.

(b)	AWARDS REQUIRING EXERCISE

      (1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

      (2) Exercise Price. The exercise price of an Award requiring exercise will not be less than the fair market value of the Stock subject to the Award, determined as of the date of grant. No Award requiring exercise, once granted, may be repriced other than in accordance with the stockholder approval requirements of the New York Stock Exchange.

      (3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by or otherwise requires payment, such payment shall be made by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (a) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (b) by delivery to the Company of a promissory note of the person exercising the Award, payable on such terms as are specified by the Administrator, (c) through a broker-assisted exercise program acceptable to the Administrator, (d) by other means acceptable to the Administrator, or (e) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (a) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

      (4) Expiration of Award. All Awards requiring exercise, to the extent not previously exercised, forfeited, canceled or otherwise terminated, shall expire not later than seven years from the date of grant.

      (c) AWARDS NOT REQUIRING EXERCISE

      Awards of Restricted Stock and Unrestricted Stock may be made in exchange for such lawful consideration, including services, as the Administrator determines.

7.	Effect of Certain Transactions

      (a) MERGERS, ETC.

      (1) Covered Transactions. Except as otherwise provided in an Award, in the event of a Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Administrator determines. In the event of a Covered Transaction (whether or not there is an acquiring or surviving entity) where there is no such assumption or substitution, except as otherwise provided in the Award each Stock Option, SAR and other Award requiring exercise will become fully exercisable, and the delivery of shares of Stock issuable under each outstanding Award of Restricted Stock Units will be accelerated and such shares will be issued, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Covered Transaction, and the Award will terminate upon consummation of the Covered Transaction. Any shares of Stock issued pursuant to the preceding sentence in satisfaction of an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting condition to which the Award was subject. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

      (b)     CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

      (1) Basic Adjustment Provisions. In the event of a stock dividend, stock split (including reverse stock split) or combination of shares, recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan, to the maximum number of shares specified in Section 4(a) that may be issued upon the exercise of ISOs, to the maximum number of shares specified in Section 4(a) that may be issued with respect to Stock Options that are not ISOs, and to the maximum share limits described in Section 4(c) and 4(d), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

      (2) Certain Other Adjustments. To the extent consistent with qualification of ISOs under Section 422 of the Code and with the performance-based compensation rules of Section 162(m), where applicable, the

Administrator may also make adjustments of the type described in Section 7(b)(1) to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder.

      (3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	Legal Conditions on Delivery of Stock

      The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	Amendment and Termination

      The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely a Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	Other Compensation Arrangements

      The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

EXHIBIT A

Definition of Terms

      The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

      “Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the authority to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to one or more officers of the Company the authority to allocate other Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided, that with respect to any delegation described in this clause (iii) the Compensation Committee (or a properly delegated member or members of such Committee) shall have authorized the issuance of a specified number of shares of Stock under such Awards and shall have specified the consideration, if any, to be paid therefor; and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

      “Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

      “Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Stock Units, including Restricted Stock Units.

(v) Performance Awards.

(vi) Cash Awards

(vii) Awards (other than Awards described in (i), (ii), (iii), (iv), (v) or (vi) above) that are convertible into or otherwise based on Stock.

      “Board”: The Board of Directors of the Company.

      “Cash Award” means an Award denominated in cash.

      “Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

      “Compensation Committee”: The Compensation Committee of the Board.

      “Company”: Enterasys Networks, Inc.

      “Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

      “Employee”: Any person who is employed by the Company or an Affiliate.

      “Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

      “ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO.

      “Participant”: A person who is granted an Award under the Plan.

      “Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

      “Performance Criteria”: Specified criteria, other than the mere performance of services or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a separate entity, divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (a) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; or any combination of the foregoing; or (b) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A qualified performance measure and targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

      “Plan”: The Enterasys Networks, Inc. 2004 Equity Incentive Plan as from time to time amended and in effect.

      “Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

      “Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

      “Section 162(m)”: Section 162(m) of the Code.

      “SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

      “Stock”: Common Stock of the Company, par value $.01 per share.

      “Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

      “Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

ANNEX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
ENTERASYS NETWORKS, INC.

      Enterasys Networks, Inc., a corporation organized and existing under the laws of the State of Delaware (this “Corporation”), hereby certifies as follows:

      The date of the filing of this Corporation’s original Certificate of Incorporation with the Secretary of State was December 29, 1988 under the name Gratias Corporation. This Amended and Restated Certificate of Incorporation further amends and restates the Certificate of Incorporation of this Corporation, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, to read as herein set forth in full.

ARTICLE I

      The name of this Corporation is ENTERASYS NETWORKS, INC.

ARTICLE II

      The registered office of this Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

      The purpose of this Corporation is to engage in any lawful act or activity for which Corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

      The total number of shares of stock that this Corporation shall have authority to issue is Four Hundred Fifty Million (450,000,000) shares of Common Stock, $.01 par value per share, and Two Million (2,000,000) shares of Preferred Stock, $1.00 par value per share. Subject to the limitations prescribed by law and the provisions of this certificate of incorporation, the board of directors of the Corporation is authorized to issue the Preferred Stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors in a resolution or resolutions providing for the issue of such Preferred Stock. Subject to the powers, preferences and rights of any Preferred Stock, including any series thereof, having any preference or priority over, or right superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of this Corporation and each share of Common Stock shall be entitled to one vote.

      Pursuant to a Certificate of Designations filed on May 31, 2002, the Board of Directors has designated 300,000 shares of Preferred Stock as Series F Preferred Stock (the “Series F Preferred Stock”). The rights, preferences and limitations granted to and imposed on the Series F Preferred Stock are set forth in the following sections.

RIGHTS, PREFERENCES AND LIMITATIONS OF SERIES F PREFERRED STOCK

      SECTION 1.     Designation and Amount. The shares of such series shall be designated as “Series F Preferred Stock” (the “Series F Stock”), shall have a par value per share equal to $1.00 and the number of shares constituting such series shall be 300,000. The number of shares of Series F Stock may be increased or decreased by a resolution duly adopted by the Board of Directors, but may not be decreased below the number of shares of Series F Stock then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon conversion of any outstanding securities convertible into Series F Stock.

      SECTION 2.     Dividends and Distributions.

      (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series F Stock with respect to dividends, the holders of shares of Series F Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series F Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment set forth in Section 8 hereof, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, $.01 par value per share, of the Corporation (the “Common Stock”) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series F Stock.

      (b) The Corporation shall declare a dividend or distribution on the Series F Stock as provided in paragraph (a) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of or a subdivision with respect to Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series F Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

      (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series F Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series F Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series F Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series F Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series F Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

      SECTION 3.     Voting Rights. The holders of shares of Series F Stock shall have the following voting rights:

      (a) Subject to the provision for adjustment set forth in Section 8 hereof, each share of Series F Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

      (b) Except as otherwise provided herein or required by applicable law, the holders of shares of Series F Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

      (c) Except as set forth herein or required by applicable law, holders of Series F Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

      SECTION 4.     Certain Restrictions.

      (a) Whenever quarterly dividends or other dividends or distributions payable on the Series F Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series F Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series F Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series F Stock, except dividends paid ratably on the Series F Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series F Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock (A) in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series F Stock or (B) in accordance with subparagraph (iv) of this Section 4(a); or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series F Stock, or any shares of stock ranking on a parity with the Series F Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of the outstanding shares of such stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

      (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

      SECTION 5.     Reacquired Shares. Any shares of Series F Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

      SECTION 6.     Liquidation, Dissolution or Winding Up.

      (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of Common Stock or any other stock of the Corporation ranking junior (upon liquidation, dissolution or winding up) to the Series F Stock unless, prior thereto, the holders of shares of Series F Stock shall have received $1,000.00 per share plus an amount equal to all accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series F Liquidation Preference”). Following the payment of the full amount of the Series F Liquidation Preference, no additional distributions shall be made to the holders of shares of Series F Stock unless, prior thereto, the holders of shares of Common Stock (which term shall include, for the purposes only of this Section 6, any series of the Corporation’s Preferred Stock ranking on a parity with the Common Stock upon liquidation, dissolution or winding up) shall have received an amount per share (the “Common Adjustment”)

equal to the quotient obtained by dividing (i) the Series F Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in Section 8 hereof to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock; such number in this clause (ii), as the same may be adjusted from time to time, is hereinafter referred to as the “Adjustment Number”). In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then any remaining assets shall be distributed ratably to the holders of Common Stock. Following the payment of the full amount of the Series F Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series F Stock and Common Stock, respectively, holders of shares of Series F Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of any remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Series F Stock and Common Stock, on a per share basis, respectively.

      (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series F Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series F Stock, then any remaining assets shall be distributed ratably to the holders of the Series F Stock and the holders of such parity stock in proportion to their respective liquidation preferences.

      (c) None of the merger or consolidation of the Corporation into or with any other entity, the sale of all or substantially all of the property and assets of the Corporation or the distribution to the stockholders of the Corporation of all or substantially all of the consideration for such sale, unless such consideration (apart from the assumption of liabilities) or the net proceeds thereof consists substantially entirely of cash, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 6.

      (d) Each share of Series F Stock shall stand on a parity with each other share of Series F Stock or any other series of the same class of Preferred Stock upon voluntary or involuntary liquidation, dissolution or distribution of assets or winding up of the Corporation.

      SECTION 7.     Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the outstanding shares of Series F Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment set forth in Section 8 hereof) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

      SECTION 8.     Certain Adjustments. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the amounts set forth in Sections 2(a) and (b), 3(a), 6(a) and 7 hereof with respect to the multiple of (i) cash and non-cash dividends, (ii) votes, (iii) the Series F Liquidation Preference and (iv) an aggregate amount of stock, securities, cash and/or other property referred to in Section 7 hereof, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      SECTION 9.     Ranking. The Series F Stock shall rank pari passu with (or if determined by the Board of Directors in any vote establishing any other series of Preferred Stock, either senior and prior in preference to, or junior and subordinate to, as the case may be) each other series of Preferred Stock of the Corporation with respect to dividends and/or preference upon liquidation, dissolution or winding up, except that the Series F Stock shall rank junior to the Corporation’s Series D Participating Convertible Preferred Stock and Series E Participating Convertible Preferred Stock.

      SECTION 10.     Redemption. The shares of Series F Stock may be purchased by the Corporation at such times and on such terms as may be agreed to between the Corporation and the redeeming stockholder, subject to any limitations which may be imposed by law or the Amended and Restated Certificate of Incorporation, as amended from time to time.

      SECTION 11.     Amendment. The Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series F Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series F Stock, voting together as a single class.

      SECTION 12.     Fractional Shares. Series F Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series F Stock.

ARTICLE V

      Except as provided to the contrary in the provisions establishing a class or series of stock, the amount of the authorized stock of this Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of this Corporation entitled to vote.

ARTICLE VI

      The election of directors need not be by ballot unless the by-laws shall so require.

ARTICLE VII

      In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal by-laws made by the board of directors as provided for in this Certificate of Incorporation. The affirmative vote of two thirds of the total number of votes of the then outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors, voting together as a single class, excluding shares beneficially owned by a Related Person, shall be required for the adoption, amendment or repeal of by-laws by the stockholders of this Corporation. Subject to the provisions set forth herein, this Corporation reserves the right to amend, alter, repeal or rescind any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law.

ARTICLE VIII

      A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. No amendment or repeal of this ARTICLE VIII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX

      This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses) judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this ARTICLE IX shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this ARTICLE IX shall not adversely affect any right or protection of a director of officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE X

      The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the bylaws of this Corporation.

ARTICLE XI

      If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

ARTICLE XII

      (A) Except as set forth in Section (D) of this ARTICLE XII, the affirmative vote of the holders of not less than 85% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required for the approval or authorization of any Business Combination of the Corporation with any Related Person.

      (B) For purposes of this Certificate of Incorporation:

(1) The term “Business Combination” shall mean

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Related Person;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the Related Person, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Related Person, except (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Related Person became such, (b) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the Related Person became such, (c) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock, or (d) any issuance or transfer of stock by the Corporation, provided, however, that in no case under (b)-(d) above shall there be an increase in the Related Person’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(iv) any transaction involving the Corporation or any. direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Related Person, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Related Person; or

(v) any receipt by the Related Person of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(2) The term “Related Person” shall mean any individual, corporation, partnership, unincorporated association or other person or entity (collectively, a “Person”), subsequent to the Public Offering Time, that together with its affiliates and associates beneficially owns, or during the 3-year period immediately prior to the date on which it is sought to be determined whether such person is a Related Person, owned in the aggregate 5% or more of the outstanding shares of the voting stock of any class of the Corporation, and any affiliate or associate of any such Person; provided, however, that the term “Related Person” shall not include (i) the Corporation or any direct or indirect majority-owned subsidiary of the Corporation, (ii) any Person that together with its affiliates and associates beneficially owned in the aggregate 5% or more of the outstanding shares of the voting stock of any class of the Corporation at the Public Offering Time, any affiliate or associate of such Person or any Person that acquired said shares from any such Person by gift, inheritance or in a transaction in which no consideration was exchanged, or (iii) any Person whose ownership of shares in excess of the 5% limitation set forth in this ARTICLE XII is the result of action taken solely by the Corporation, provided that such Person shall be a Related Person if thereafter he acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is a Related Person, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be beneficially owned by the Person pursuant to this ARTICLE XII but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(3) The term “substantial part” shall mean assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding capital stock of the Corporation.

(4) The term “continuing director” shall mean (i) directors who were members of the Board of Directors of the Corporation at the Public Offering Time, and (ii) any other director who was nominated for his or her initial term of office by a majority of the continuing directors in office at the time of such nomination.

(5) Any Person shall be deemed to be the beneficial owner of any shares of stock of the Corporation

(i) that it owns directly, whether or not of record; or

(ii) that it has the right to acquire (whether or not immediately exercisable) pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise; or

(iii) that are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (ii) above), by an affiliate or associate; or

(iv) that are beneficially owned, directly or indirectly, by any other Person (including any shares which such other Person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise) with which the Person whose beneficial ownership is being determined or its affiliates or associates has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation; provided, however, that a Person shall not be deemed the owner of any stock where such Person’s right to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons.

(6) The term “affiliate” shall mean any individual, corporation, partnership or other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A person who is the beneficial owner of 20% or more of the capital stock of the Corporation entitled to vote generally in the election of directors shall be presumed for purposes of this ARTICLE XII to have control of this Corporation in the absence of proof by a preponderance of the evidence to the contrary; provided, however, that a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE XII, as an agent, bank, broker, nominee, custodian or trustee for one or more Persons who do not individually or as a group have control of this Corporation.

(7) The term “associate” shall mean (i) any corporation or organization (other than this Corporation or a majority-owned subsidiary of this Corporation) of which such Person is an officer, director, trustee, partner or employee or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of this Corporation or of any of its subsidiaries.

(8) The term “Public Offering Time” shall mean the time of the initial sale of shares of Common Stock of this Corporation pursuant to an initial public offering of such shares registered with the Securities and Exchange Commission, prior to any transfer of beneficial ownership of such shares in such offering but after consummation of any one or more Business Combinations or other corporate reorganizations involving the Corporation and Cabletron Systems, Inc., a New Hampshire corporation, and any other affiliates of the Corporation contemplated to occur prior to the sale of shares in such offering in the registration statement pursuant to which such offering is made.

      (C) The Board of Directors of the Corporation shall have the power to determine for the purposes of this ARTICLE XII, on the basis of information known to the Board of Directors, whether (1) a Person is a Related Person, and (2) a Person is an affiliate or associate of another. Any such determination shall be conclusive and binding for all purposes of this ARTICLE XII.

      (D) The provisions of this ARTICLE XII shall not apply to any Business Combination with any Person if (1) the Board of Directors of the Corporation has approved a binding agreement with such Person with respect to such transaction or has approved the transaction which resulted in the Person’s becoming a Related Person, in either case prior to the time such Person became a Related Person and provided that a majority of the members of the Board of Directors voting for the approval of such transaction were continuing directors; or (2) the Business Combination involves solely the Corporation and a subsidiary greater than 50% of whose stock is owned by the Corporation and none of whose stock is beneficially owned by a Related Person (other than beneficial ownership arising solely because of control of the Corporation), provided that in the event the Corporation is not the surviving company of such Business Combination, each stockholder of the Corporation receives the same consideration in such transaction in proportion to his stockholdings, the provisions of

ARTICLES VII, VIII, IX, and XI through XVIXV of this Certificate of Incorporation are continued in effect or adopted by such surviving company as part of its corporate charter and the provisions of such charter are not inconsistent with the provisions of such ARTICLES, and the provisions of the Corporation’s by-laws are continued in effect or adopted by said surviving company.

ARTICLE XIII

      The Board of Directors of the Corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the Corporation or (b) to effect a Business Combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including, without limitation:

(i) the interests of the Corporation’s stockholders;

(ii) whether the proposed transaction might violate federal or state laws;

(iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation’s financial condition and future prospects; and

(iv) the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.

ARTICLE XIV

      The Board of Directors of the Corporation is authorized from time to time to enact by resolution, without additional authorization by the stockholders of the Corporation, by-laws of the Corporation, in such form and with such additional terms as the Board of Directors may determine, with respect to the matters of corporate proceeding set forth below:

(a) Regulation of the procedure for submitting nominations of persons to be elected directors, which shall be made only at a meeting of stockholders, including requirements that nominations of persons to be elected directors, other than nominations submitted on behalf of the incumbent Board of Directors (which nominations shall be made by a majority of the continuing directors if there then is a Related Person), be (i) accompanied by a petition in support of such nominations signed by at least that number of holders of shares of capital stock of the Corporation entitled to vote in elections of directors as is specified in such by-law (but not more than one hundred such holders), holding in the aggregate not less than that percentage of the shares of capital stock of the Corporation entitled to vote in elections of directors outstanding as of the date such petition is submitted as is specified in such by-law (but not more than 1%); and (ii) submitted to the corporate secretary or other designated officer or agent of the Corporation that number of days before the meeting of the stockholders at which such election is to be held as is specified in such by-law (but not more than sixty days before such meeting). The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions prescribed by this ARTICLE XIV or any by-law adopted pursuant hereto, and if he so determines, he shall so declare to the meeting, and the defective nomination shall be disregarded.

(b) Regulation of business to be conducted at meetings of stockholders, including requirements that only such business shall be conducted and only such proposals shall be acted upon as are directed by the Board of Directors (and by a majority of the continuing directors if there then is a Related Person) or as are made by a stockholder who has submitted notice thereof to the corporate secretary or other designated officer or agent of the Corporation that number of days before the meeting of stockholders at which such proposal is to be made as is specified in such by-law (but not more than sixty days before such meeting) setting forth such proposal, the reasons therefor, the identity of the stockholder or stockholders making such proposal, the number of shares of capital stock which are beneficially owned by them and any financial interest of such stockholders in such proposal as specified in such by-law. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that proposed business or a proposal was not made in accordance with the provisions prescribed by this ARTICLE XIV or any by-law adopted pursuant hereto, and if he so determines, he shall so declare to the meeting, and any such business shall not be transacted or any such proposal shall be disregarded.

(c) Regulation of the order of business and conduct of stockholder meetings and the authority of the presiding officer and of the attendance at annual or special meetings of the stockholders of the Corporation, including the limitation of attendance through a ticket procedure pursuant to which persons who wish to attend such meetings would be required to provide written notice to the corporate secretary or other designated officer or agent of the Corporation that number of days prior to the date of such meeting specified in such by-law (but not more than thirty days before such meeting) of their intent to attend in person, and the corporate secretary or other designated officer or agent of the Corporation would issue a single admission ticket to each holder of shares of the stock of the Corporation entitled to vote at such meeting and to such other persons as the Board of Directors may direct, and admission to such meeting would be limited to holders of such tickets and officers and directors of, counsel to, and the auditors of, the Corporation and, to the extent authorized by the Board of Directors, the presiding officer at such meeting, employees or other agents of the Corporation. Application of any such by-law, if adopted, in any particular case would be permitted to be waived by the presiding officer at such meeting.

      In the event that any such by-law is adopted pursuant to this ARTICLE XIV, such by-law may only be amended or repealed upon the affirmative vote of the holders of not less than two thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, excluding shares beneficially owned by a Related Person, at any regular or special meeting of the stockholders, but only if notice of the proposed amendment or repeal was contained in the notice of such meeting.

ARTICLE XV

      ~~(A) After the Public Offering Time the directors of the Corporation, other than those who may be elected pursuant to the terms of any series of Preferred Stock or any other securities of the Corporation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the By-laws of the Corporation, one class (“Class I”) whose term expires at the first annual meeting of stockholders to be held after the Public Offering Time, another class (“Class II”) whose term expires at the second annual meeting of stockholders to be held after the Public Offering Time, and another class (“Class III”) whose term expires at the third annual meeting of stockholders to be held after the Public Offering Time, with each class to hold office until, its successors are elected and qualified. The classes shall be initially comprised of directors serving on the Board of Directors at the Public Offering Time, and the membership of each class shall be initially determined by the Board of Directors at such time. At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the By-laws of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Any director elected to fill a newly created directorship or any vacancy on the Board of Directors resulting from any death, resignation, removal or other cause shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.~~

      ~~(B) Except as otherwise provided pursuant to the provisions of this Certificate of Incorporation or By-law relating to the rights of the holders of any series of Preferred Stock or any other securities of the Corporation, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of 85% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a Related Person. Any vacancy in the Board of Directors resulting from any such removal may be filled by vote of a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successor shall be elected and qualified or until their earlier death, resignation or removal. For purposes of this subsection B, “cause” shall mean the willful and continuous failure of a director to substantially perform such director’s duties to the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.~~

      ~~(C) In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be appointed by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.~~

~~ARTICLE XVI~~

      Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of 85% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a Related Person, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of ARTICLES VII, VIII, IX, XI, XII, XIII, XIV, ~~XV~~ and this ARTICLE ~~XVI~~XV.

      IN WITNESS WHEREOF, Enterasys Networks, Inc. has caused this certificate to be signed by Gerald M. Haines II, its Executive Vice President and Secretary, this            day of                     , 2004.

ANNEX C

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE

OF THE
BOARD OF DIRECTORS
OF
ENTERASYS NETWORKS, INC. (THE “COMPANY”)

      I. Purpose. The purpose of the Audit Committee (the “Committee”) shall be to (i) assist the Board of Directors (the “Board”) in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent audit firm’s qualifications and independence, (d) the review and audit of the Company’s financial statements by an independent audit firm, and (e) the performance of the Company’s internal audit function and independent audit firm; and (ii) prepare the annual report of the Committee for inclusion in the Company’s proxy statement, as required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

      II. Organization and Governance. The Committee shall consist of not less than three members, each of whom shall (i) satisfy the independence and experience requirements of the Sarbanes-Oxley Act of 2002, the SEC and the New York Stock Exchange (“NYSE”), as such requirements are interpreted by the Board in its business judgment, (ii) shall be versed in reading and understanding financial statements, (iii) be recommended by the Corporate Governance, Ethics and Nominating Committee of the Board for appointment to the Committee and (iv) not serve on more than three audit committees of public companies. At least one member of the Committee shall satisfy the definition of “financial expert” as set forth in Regulation S-K promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). In order to fulfill its role, the Committee shall be organized and governed in the following manner:

•	Committee members will be nominated by the Corporate Governance, Ethics and Nominating Committee and will be appointed and removed by the Board;

•	Action may be taken by the Committee upon the affirmative vote of a majority of the members;

•	Any member of the Committee may call a meeting of the Committee upon due notice to each other member at least forty-eight hours prior to the meeting;

•	Action may be taken by the Committee without a meeting if all of the members of the Committee indicate their approval thereof in writing;

•	The Committee may delegate its authority to a subcommittee; and

•	The Committee may establish such other procedures to govern its operation as it determines are appropriate.

      III. Powers. The Committee has direct and sole responsibility for the appointment, retention, compensation, evaluation and termination, if necessary, of the independent audit firm. The Committee is directly responsible for the oversight of the independent audit firm, including the resolution of disagreements between management and the independent audit firm and pre-approval of all audit and permitted non-audit services. The Committee has the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee has the authority to engage and retain separate legal, accounting or other experts that it determines to be necessary to carry out its duties, at the Company’s expense, to provide advice and counsel to the Committee. It also has authority to determine compensation for such advisors, as well as for the independent audit function.

      IV. Duties and Responsibilities. The Committee shall assist the Board in fulfilling its oversight responsibilities through the following:

           a. Generally:

•	The function of the Committee is oversight. While the Committee has the responsibilities set forth in this charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete, accurate and in accordance with Generally Accepted Accounting Principles (“GAAP”) or to assure compliance with laws, regulations, or any internal rules or policies of the Company. This is the responsibility of management and the independent audit firm. The independent audit firm shall report directly to the Committee. Each member of the Committee shall be entitled to rely on (i) the integrity, expertise and knowledge of those persons and organizations within and outside the Company from whom it receives information and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary, which shall be promptly reported to the Board.

           b. Meetings:

•	The Committee shall hold regularly scheduled meetings and such special meetings as circumstances dictate and shall keep minutes of its meetings.

•	The Committee shall meet separately, at least quarterly, with each of management, the internal auditor and the independent audit firm to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately.

•	The Committee shall regularly report to the Board, including reviewing with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s internal audit firm, or the performance of the internal audit function.

           c. Oversight of Independent Auditor:

•	Pre-approve all auditing services, including comfort letters and statutory audits, and all permitted non-audit services provided by the independent audit firm to the Company.

•	Annually evaluate and present conclusions to the Board on the independence, performance, selection of, and if necessary, the replacement or rotation of, the independent audit firm, including the lead partner of the independent audit firm.

•	At least annually, receive formal written statements from the independent audit firm regarding its independence, including a delineation of all relationships between the firm and the Company and the matters set forth in Independence Standards Board Standard No. 1; discuss with the independent audit firm any disclosed relationships or services that may impact the objectivity and independence of the firm; and if appropriate, recommend that the Board take appropriate action to satisfy itself of the independence of the independent audit firm.

•	At least annually, receive and review a formal written report from the independent audit firm detailing (i) the firm’s internal quality control procedures; (ii) any material issues raised by the firm’s internal quality control review, peer review or any inquiry or investigation by governmental or professional authorities within the preceding five years with respect to one or more independent audits carried out by the independent audit firm and any steps taken by the independent audit firm to deal with any such issues and (iii) (to assess independence) all relationships between the independent audit firm and the Company.

•	At least annually, review and assess the Committee’s performance and the adequacy of this charter and submit a performance evaluation and any recommendations to improve the performance of the Committee or to revise this charter to the Board for approval.

•	Review with the independent auditor any audit problems or difficulties and management’s responses to audit inquiries.

•	Adopt policies for ensuring the independence of the independent audit firm, which policies shall require the replacement of the audit partner of the independent audit firm not less than once every five (5) years as shall be determined by the Committee.

•	Adopt policies for hiring of employees and former employees of the independent audit firm.

           d. Oversight of Internal Auditor:

•	Annually review and discuss the internal audit plan for the fiscal year, including the adequacy of staffing and compensation. The internal audit plan shall include assessment of the internal controls environment and revenue recognition and accounting practices to assist the internal auditor in determining whether appropriate financial reporting procedures are in place and being followed by the Company’s employees. The internal audit plan shall be prepared, and presented to the Committee, by the internal auditor.

•	Review with the internal auditor the internal auditor’s written report, which shall describe the internal audit’s findings, opinion and recommendations, if any, for each internal audit performed, and management’s response.

           e. Oversight of Financial Reporting and Internal Controls:

•	At least annually, review and discuss with management and the independent audit firm:

•	major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles;

•	all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent audit firm;

•	the adequacy of the Company’s internal and disclosure controls, including any special audit steps proposed or taken in light of material control deficiencies;

•	analyses prepared by management and/or the independent audit firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative applications of GAAP on the financial statements;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements;

•	the Company’s revenue recognition policy and all other critical accounting policies and practices employed by the Company; and

•	other material written communications between the independent audit firm and management, such as any management letter or schedule of unadjusted differences.

•	Review and discuss with management the types of information and the type of presentation of such information to be included in earnings press releases (with particular emphasis on “pro forma” or “adjusted” non-GAAP information) as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

•	Review and discuss with management and the independent audit firm prior to filing the Company’s Quarterly Report on Form 10-Q:

•	the results of the quarterly review and any other matters required to be communicated to the Committee by the independent audit firm under Generally Accepted Auditing Standards; and

•	the interim financial statements and related Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”);

•	Review and discuss with management and the independent audit firm prior to filing the Company’s Annual Report on Form 10-K:

•	the results of the annual audit and any other matters required to be communicated to the Committee by the independent audit firm under Generally Accepted Auditing Standards;

•	the independent audit firm the firm’s judgments about the quality of accounting principles, the reasonableness of significant judgments, including a description of any transaction as to which management obtained a Statement on Auditing Standards No. 50 letter;

•	the financial statements and related MD&A, including the clarity of disclosures within the financial statements and MD&A.

•	In connection with each periodic report of the Company, (i) review the certifications required to be filed pursuant to Section 302 and 906 of the Sarbanes-Oxley Act and (ii) review and discuss the evaluation of the effectiveness of the Company’s disclosure controls and procedures and the assessment of internal controls by the Chief Executive Officer and Chief Financial Officer, including any disclosures with respect to deficiencies and material weaknesses in the design or operation of disclosure and internal controls and any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

•	At least annually, discuss with the independent audit firm the matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61.

           f. SEC Report:

•	Prepare the annual report of the Committee for inclusion in the Company’s annual proxy statement, in accordance with applicable SEC rules and regulations.

           g. Code of Conduct:

•	Periodically review the Company’s Code of Conduct and the results of management’s monitoring of employee compliance with the Code of Conduct.

•	Review policies and procedures with respect to transactions between the Company and officers, directors and affiliates of officers and directors, and review and investigate any matters pertaining to the integrity of management, including conflicts of interest and adherence to the Company’s Code of Conduct.

•	Establish a system by which employees, on a confidential, anonymous basis, and other interested parties, can provide information to the Audit Committee, or its designee, concerning questionable accounting and auditing matters, and establish and review procedures for the receipt, retention and treatment of complaints received from Company employees, and other interested parties, regarding accounting, internal accounting controls or auditing matters.

           h. Other Responsibilities:

•	Review and discuss the Company’s policies relating to risk assessment and risk management, including guidelines to govern the process by which risk assessment and management is governed.

•	Periodically review material pending legal proceedings involving the Company and other contingent liabilities.

•	Perform any other activities consistent with this charter, the Company’s by-laws and applicable governing law or regulation as the Board or the Committee shall deem appropriate, including holding meetings with the Company’s investment bankers and financial analysts.

DETACH HERE

ENTERASYS NETWORKS, INC.

Proxy for the Meeting of Stockholders June 9, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard S. Haak, Jr. and Gerald M. Haines II attorneys and proxies, with full power of substitution and re-substitution, to represent and to vote at the Annual Meeting of Stockholders of Enterasys Networks, Inc. (the “Company”) to be held at the offices of Ropes & Gray LLP, One International Place, Boston, MA 02110, on Wednesday, June 9, 2004 at 10:00 a.m., and at any and all adjourned sessions thereof, all shares of Common Stock of the Company which the undersigned could vote if present, in such manner as the proxy determines on any matters which may properly come before the meeting, as specified below.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE SELECTION OF THE NOMINEES AS DIRECTORS AND “FOR” PROPOSALS 2 AND 3. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AND FOR PROPOSALS 2 AND 3. THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

ENTERASYS NETWORKS, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/ets

OR

Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

Please register your vote by 5:00 p.m. on June 8, 2004 or sooner.
If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

#CB0

☒	Please mark votes as in this example.

1.	Election of Directors.

	Nominees:	(01) William K. O’Brien
(02) Michael Gallagher

		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	Approval of adoption of 2004 Equity Incentive Plan.	☐	☐	☐

3.	Approval of amended and restated certificate of incorporation to declassify the Board of Directors.	☐	☐	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.				☐

Signature:                                                          Date:                    Signature:                                                          Date: